UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

TUCOWS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 22, 2026

Dear Fellow Shareholder:

Tucows Inc. will hold its 2026 Annual Meeting of Shareholders (“Annual Meeting”) on June 2, 2026, which will be held online at 1:00 p.m. Eastern Time.

Shareholders will be able to attend and listen to the Annual Meeting live, submit questions, and vote their shares electronically, from virtually any location around the world. In order to attend and vote at the Annual Meeting, you must register in advance at https://register.proxypush.com/TCX, prior to the deadline of June 1, 2026 at 5:00 p.m. Eastern Time. If you are not a shareholder, please register at the same link, using the guest option. Upon completing your registration, you will receive further instructions via email, including unique links that will allow you to access the Annual Meeting, and permit you to submit questions.

You are entitled to register and participate in the Annual Meeting as a shareholder, if you were a shareholder on April 6, 2026, the record date of the Annual Meeting. Registration is now open and you must register before 5:00 p.m. Eastern Time, on June 1, 2026, in order to be able to attend the Annual Meeting.

The accompanying notice of Annual Meeting and proxy statement describe the matters we will discuss and vote on at the Annual Meeting. You will also have an opportunity to ask questions.

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials, including this notice of Annual Meeting; proxy statement; our Annual Report on Form 10-K for the fiscal year ended December 31, 2025; and the electronic proxy card, for the meeting to our shareholders via the Internet, by sending you a Notice of Internet Availability of Proxy Materials, (the “Notice”), that explains how to access our proxy materials, and how to vote online. If you received the Notice and would like us to send you a printed copy of our proxy materials, please follow the instructions included in the Notice.

Your vote is important. I hope you will join us at the virtual Annual Meeting. Whether or not you plan to attend, we encourage you to vote – regardless of the size of your shareholdings. Every vote is important, and your participation enables us to listen and act on what matters to you as a shareholder. Please ensure that your shares are represented and voted at the Annual Meeting in accordance with your instructions by promptly completing, signing, dating and returning the enclosed proxy card in the envelope provided, or by voting your shares over the phone or online. Voting online is fast and convenient, and your vote is immediately tabulated and confirmed. Using the Internet also helps save us money by reducing postage and proxy tabulation costs. Please refer to detailed instructions included in the proxy statement or in the Notice of Internet Availability of Proxy Materials.

Sincerely,

David Woroch
President and Chief Executive Officer

TUCOWS INC.

96 Mowat Avenue

Toronto, Ontario M6K 3M1

Canada

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 2, 2026

The 2026 Annual Meeting of shareholders of Tucows Inc. will be held virtually at 1:00 p.m., Eastern Time, on June 2, 2026, in order to:

1.	Elect eightdirectors to serve on our Board of Directors until the next annual meeting of shareholders or until their successors are duly elected and qualified;
2.	Approve, on a non-binding basis, Named Executive Officer compensation;
3.	Ratify the appointment of Deloitte LLP as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2026;
4.	Transact such other business as may properly come before the meeting and any and all adjournments and postponements thereof.

At the Annual Meeting, our Board of Directors intends to present Marlene Carl, Lee Matheson, Sandra Matz, Laurenz Malte Nienaber, Allen Taylor, Jeffrey Tory, Stephan Uhrenbacher and David Woroch as nominees for election to the Board of Directors.

Only shareholders of record on the books of the Company at the close of business on April 6, 2026, will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Our Board of Directors is soliciting the enclosed proxy. Please carefully read the accompanying proxy statement for more information regarding the business to be transacted at the Annual Meeting. You will also find enclosed our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

A complete list of the shareholders entitled to vote at the Annual Meeting will be available to those who properly register for and attend the Annual Meeting to review for purposes related to the Annual Meeting.

Ivan Ivanov Chief Financial Officer, Secretary and Treasurer

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to Be Held on June 2, 2026:

We have elected to furnish the proxy materials to you via the Internet pursuant to the U.S. Securities and Exchange Commission (“SEC”) rules, which allows us to reduce costs associated with the 2026 Annual Meeting. Beginning on or about April 22, 2026, we will first release to certain stockholders the “Notice of Internet Availability of Proxy Materials” containing instructions on how to access the proxy materials online. The “Notice of Internet Availability Proxy Materials," will also instruct you as to how you may vote your proxy. No printed materials will be available unless you specifically request them by following the instructions in the “Notice of Internet Availability of Proxy Materials.” Printed copies will be provided upon request at no charge.

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, are also available at http://www.tucowsproxymaterials.com/ for viewing, downloading and printing. The information on our website is not part of this proxy statement. References to our website in this proxy statement are intended to serve as inactive textual references only.

TUCOWS INC.

96 Mowat Avenue

Toronto, Ontario M6K 3M1

Canada

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

June 2, 2026

We are sending this proxy statement to shareholders of Tucows Inc., a Pennsylvania corporation (“Tucows”, the “Company”, “we”, or “our”), in connection with our Board of Directors’ (the “Board”) solicitation of proxies for use at our Annual Meeting of shareholders to be held virtually at 1:00 p.m. Eastern Time, on June 2, 2026 (the “Annual Meeting”). We have also enclosed our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (“2025 Annual Report”).

VOTING INFORMATION

Record Date

The record date for the Annual Meeting was April 6, 2026 (the "Record Date"). You may vote all shares of our common stock that you owned as of the close of business on that date. On April 6, 2026, we had 11,134,013 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter to be voted at the Annual Meeting. This proxy statement or the Notice of Internet Availability of Proxy Materials, (the “Notice”), are being mailed or made available online on or about April 22, 2026, to shareholders of record as of the close of business on the record date.

How to Vote

By mail: If you hold your shares through a securities broker (that is, in street name), you may complete and mail the voting instruction card forwarded to you by your broker. If you hold your shares in your name as a holder of record, you can vote your shares by proxy by properly completing, signing and dating the proxy card and returning it in the enclosed postage-paid envelope. A properly completed and returned proxy card will be voted as you instruct, unless you subsequently revoke your instructions.

Online: If you hold your shares through a securities broker, you may vote your shares online by following the instructions included with the voting instruction card forwarded to you by your broker. If you vote your shares via online, you may incur costs such as Internet access charges. Online voting is available through 1:00 p.m., Eastern time, on June 2, 2026.

By Phone: If you hold your shares through a securities broker, you may vote your shares by phone by following the instructions included with the voting instruction card forwarded to you by your broker. Phone voting is available through 1:00 p.m., Eastern time, on June 2, 2026.

At the Annual Meeting: Submitting your vote by mail or via online does not limit your right to vote by attending the virtual annual meeting per our President and Chief Executive Officer’s Shareholder Letter if you later decide to do so. To attend please register at https://register.proxypush.com/TCX prior to the deadline of June 1, 2026 at 5:00 p.m. Eastern Time. If you are not a shareholder, please use the guest option at the link above when registering. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the Annual Meeting and will permit you to submit questions. If you hold your shares in street name and want to vote virtually at the Annual Meeting, you must obtain a proxy from your broker and email a copy of your legal proxy to Kristine Markfort at our Share Transfer Agent, Odyssey Trust Company US Inc., at KMarkfort@odysseytrust.com by 5:00 p.m. Eastern Time, June 1, 2026.

Revoking Your Proxy

You can revoke your proxy at any time before your shares are voted at the Annual Meeting. If you are a shareholder of record, you can send a written notice of revocation to our Secretary at our principal executive office, (96 Mowat Avenue, Toronto, Ontario, M6K 3M1, Canada), or preferably by email to agm@tucows.com, and request another proxy card. If you hold your shares through a broker, bank, or other nominee, you can revoke your proxy by contacting such broker, bank, or other nominee, and asking for a new proxy card. If you submitted your proxy online, you can amend your vote by re-voting online. You can also virtually attend the Annual Meeting and vote. Merely virtually attending the Annual Meeting will not revoke your proxy.

Returning Your Proxy without Indicating Your Vote

If you return a properly completed, signed, and dated proxy card without indicating your vote, and do not revoke your proxy, your shares will be voted according to the Board’s recommendations.

Quorum Required to Hold the Annual Meeting

We need the presence of, virtually or by proxy, shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast, on a particular matter to be acted upon at the meeting, in order to constitute a quorum for the purpose of consideration of, and action on the matter. If a quorum is present, then the shareholders can continue to do business and vote on other matters until adjournment. Votes withheld in the election of directors are treated as present for purposes of determining a quorum. If your shares are held in “street name,” and you do not give your broker voting instructions, your broker generally will have discretion to vote your shares for “routine” matters such as the proposal to ratify Deloitte LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. If your broker votes your shares on this proposal you will be deemed present for purposes of determining a quorum. For more information regarding “routine” and “non-routine” matters and “broker non-votes,” see, “Street Name Shares and Broker Non-Votes.”

Vote Required to Elect Directors

A plurality of the votes cast is required for the election of directors. Accordingly, the eight nominees for election as directors who receive the highest number of votes actually cast will be elected.

Vote Required to Approve, on a non-binding basis, the Named Executive Officer Compensation

The affirmative vote of a majority of the votes cast by all shareholders represented at the Annual Meeting virtually or by proxy, and entitled to vote, is required to approve, on a non-binding basis, the Named Executive Officer compensation.

Vote Required to Ratify the Appointment of Deloitte LLP

The affirmative vote of a majority of the votes cast by all shareholders represented at the Annual Meeting virtually or by proxy, and entitled to vote, is required to ratify the appointment of Deloitte LLP as our independent registered public accounting firm for the year ending December 31, 2026.

Street Name Shares and Broker Non-Votes

If your shares are held in “street name,” you must instruct the broker or such other nominee as to how to vote your shares by following the instructions that the broker or other nominee provides to you. Brokers usually offer the ability for shareholders to submit voting instructions by mail by completing a vote instruction form, by telephone or online. If you do not provide instructions to your broker or other nominee, your shares will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. This is called a “broker non-vote.”

Brokers will not have authority to vote for the election of directors. “Broker non-votes,” will not occur in connection with the proposal to ratify Deloitte LLP as our independent registered public accounting firm for the year ending December 31, 2026, because this is a “routine” matter and brokers, banks, trustee and other nominees have discretionary voting authority to vote shares on this proposal without specific instruction from the beneficial owner of such shares.

Withholding Your Vote or Voting to “Abstain”

In the election of directors, you may withhold your vote for any of the nominees. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome. For the other proposals, you may vote to “abstain.” If you vote to “abstain” for another proposal, your vote will have no effect on the outcome of such proposal, because your shares will be excluded entirely from the vote and will not be deemed as a vote cast.

Postponement or Adjournment of the Annual Meeting

If you have already properly completed and returned your proxy and the Annual Meeting is postponed or adjourned, your proxy will still be valid and may be voted at the rescheduled meeting. You will still be able to revoke your proxy at any time before it is voted.

BENEFICIAL OWNERSHIP OF COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Stock Ownership of Executive Officers and Directors

The following table sets forth the beneficial ownership of our common stock, as of the Record Date, by our President and Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers for the last completed fiscal year (each a “named executive officer” or a “NEO”); each of our directors; and all of our directors and executive officers as a group. The information on beneficial ownership in the table and related footnotes is based upon data furnished to us by, or on behalf of, the persons referred to in the table. Unless otherwise indicated in the footnotes to the table, each person named has sole voting power and sole investment power with respect to the shares included in the table.

	BENEFICIAL OWNERSHIP OF COMPANY STOCK
Name	Company Stock Beneficially Owned Excluding Options		Company Stock Options Exercisable within 60 days of April 6, 2026	Total Common Stock Beneficially Owned	Percent of Class(1)
Elliot Noss
96 Mowat Avenue Toronto, Ontario, Canada	568,077	(2)	43,500	611,577	5.5%
David Woroch	125,348	(4)	22,813	148,161	1.3%
Ivan Ivanov	755	(3)	10,714	11,469	*
Justin Reilly	1,944		16,750	18,694	*
Bret Fausett	33,128	(5)	10,720	43,848	*
Marlene Carl	18		23,125	23,143	*
Lee Matheson	-		14,375	14,375
Stephan Uhrenbacher	1,388		9,375	10,763
Laurenz Malte Nienaber	100	(6)	6,875	6,975
Allen Taylor	15,600		10,625	26,225
Jeffrey Tory	2,900		8,125	11,025
Sandra Matz	-		6,875	6,875
All directors and executive officers as a group (12 persons)	749,258		183,872	933,130	8.4%

*	Less than 1%.

(1)	Based on 11,134,013 shares outstanding as of April 6, 2026, and stock options exercisable within 60 days of April 6, 2026.

(2)

Includes an aggregate of 114,670 shares of common stock that are held in Mr. Noss’s Registered Retirement Savings Plan accounts and 6,000 held by Mr. Noss's U.S. Retirement Savings account. Includes 1,639 shares of common stock that are held in Mr. Noss’s TFSA account. Includes 2,470 shares held by Mr. Noss's spouse, for which Mr. Noss disclaims ownership, and 38,968 shares of common stock that are held in Mr. Noss’s former spouses name, over which he has voting power only. Includes approximately 198,729 shares of Common Stock (the number of shares is dynamic and represent $5 million CAD value) that are subject to a loan and pledge arrangement entered into by Mr. Noss in order to satisfy the required Canadian taxes and exercise price due in connection with the exercise of expiring options. The amount also includes 20,250 shares held in a charitable organization over which Mr. Noss has shared voting and investment power.

(3)	Includes 755 shares held in Mr. Ivanov's 401(K) retirement savings plan.

(4)	Includes 54,984 shares of common stock that are held in Mr. Woroch’s RRSP account and 10,750 shares of common stock held in his wife’s RRSP account.

(5)	Includes 2,023 shares held in Mr. Fausett's 401(K) retirement savings plan.

(6)	Includes 100 shares of common stock that are held directly by Mr. Nienaber's wife.

Share Ownership of Certain Beneficial Owners

The following table sets forth information with respect to each shareholder known to us to be the beneficial owner of more than 5% of our outstanding common stock as of the Record Date, except for Mr. Noss, whose beneficial ownership of shares is described in the table above.

	BENEFICIAL OWNERSHIP OF COMMON STOCK
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class (1)
Edgepoint Investment Group, Inc.	2,118,575	(2)	19.0%
150 Bloor Street West, Suite 500
Toronto, Ontario, Canada, M5S 2X9

Norman Rentrop	1,413,439	(3)	12.7%
Ruengsdorfer Str. 2e
Bonn, Germany 53173

Blacksheep Fund Management Ltd.	1,091,985	(4)	9.8%
Rock House, Main Street
Blackrock, Co, Dublin, Ireland A94 YY39

Monega Kapitalanlagegesellschaft mbH	601,155	(5)	5.4%
Stolkgasse 25-45
Cologne, Germany 50667

(1)	Based on 11,041,426 shares outstanding as of April 6, 2026.

(2)

Edgepoint Investment Group, Inc. has sole voting power and sole dispositive power over 1,947,291 shares of common stock, and shared voting and shared dispositive power over 158,874 shares of common stock. This information is based solely on a review of a Schedule 13G filed with the SEC on February 14, 2024 by Edgepoint Investment Group, Inc.

(3)

Norman Rentrop has sole dispositive power and sole voting power over 1,413,439 shares of common stock. This information is based solely on a review of a Schedule 13G filed with the SEC on January 07, 2025 by Norman Rentrop.

(4)

Blacksheep Fund Management Ltd. has shared voting power and shared dispositive power over 1,091,985 shares of common stock. This information is based solely on a review of a Schedule 13 G/A filed with the SEC on May 15, 2025 by Blacksheep Fund Management Ltd.

(5)

Monega Kapitalanlagegesellschaft mbH has sole voting power and sole dispositive power over 601,155 shares of common stock. This information is based solely on a review of a Schedule 13G/A filed with the SEC on May 15, 2025 by Monega Kapitalanlagegesellschaft mbH. The number of shares reported herein differs from the amount previously disclosed in the Company's Annual Report on Form 10-K filed with the SEC on March 12, 2026 due to the correction of an immaterial error identified subsequent to filing.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act, requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC reports of ownership and reports of changes in ownership of our common stock and our other equity securities. These persons are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.

Based solely on a review of copies of Section 16 reports furnished to the Company and written representations from the reporting persons, the following reports were not filed on a timely basis during 2025: three Forms 5 filed on February 27, 2025 on behalf of each of Bret Fausett, Michael Koenig (Chief Operating Officer until October 2024) and Davinder Singh (Chief Financial Officer until August 2024); two Forms 4 filed on May 29, 2025 reporting option grants to Ms. Marlene Carl and Mr. Lee Matheson, each with a transaction date of May 20, 2025; three Forms 4 filed on June 20, 2025 reporting option grants to Mr. Woroch, Mr. Fausett and Mr. Noss, each with a transaction date of June 20, 2025; and one Form 4 filed on December 2, 2025 reporting an option grant to Mr. Woroch with a transaction date of November 26, 2025. In addition, in connection with their appointment to the Board of Directors on May 20, 2025, each of Mr. Nienaber, Dr. Matz, Mr. Taylor, Mr. Tory and Mr. Uhrenbacher filed one Form 3 and one Form 4 reporting an option grant, which were not filed on a timely basis due to delays in obtaining required Form ID applications.

PROPOSAL No. 1

ELECTION OF DIRECTORS

Our business is managed under the direction of our Board of Directors (“Board”). Our Second Amended and Restated Bylaws, as amended (the “Bylaws”), provide that our Board determines the number of directors from time to time, which is currently set at a maximum of eight.

Our directors are all subject to annual election and serve until the election or appointment and qualification of their successors or their earlier death, resignation or removal. The current term of office of all of our directors expires upon election of their successors at the 2026 Annual Meeting.

Our Board of Directors is presently composed of eight members. All director nominees have agreed to be named in this proxy statement and to serve if elected.

Our Board expects that all of the nominees will be available for election and willing to serve as directors. In the event that any of the nominees become unavailable or unwilling to serve as a director, proxies received will be voted for substitute nominees to be designated by our Board or, in the event no such designation is made, proxies will be voted for a lesser number of nominees.

Set forth below is biographical information for each nominee standing for election at the 2026 Annual Meeting. The following descriptions also outline the specific experience, qualifications, attributes, and skills that qualify each person to serve on our Board.

The directors standing for election are:

Laurenz Malte Nienaber	Chairperson and Director since May 2025

Laurenz Malte Nienaber, 37, is an investor, board member and entrepreneur with experience in finance, technology and corporate governance. Based in Munich, Germany, he founded LMN Capital GmbH, an investment firm focused on long-term, entrepreneurial investments, in 2019 and serves as its Managing Director. Prior to founding LMN Capital, Mr. Nienaber worked across banking, IT, consulting and investment management, and also founded a company and served on multiple boards, including EQS Group and AlarmForce. Mr. Nienaber holds a Master of Science in Finance from Rotterdam School of Management and a Bachelor of Science in Information Management.

Mr. Nienaber’s hands-on, analytical approach to board governance and expertise in investment strategy, risk management, and business transformation qualify him to be a director of Tucows.

Marlene Carl	Director since September 2021

Marlene Carl, 36, became Chief Financial Officer ("CFO") in 2021 at CHAPTERS group AG (formerly MEDIQON Group AG), a German publicly traded company focused on entrepreneurial and long-term investments in companies with scalable business models from a variety of sectors, including a number of software companies. Prior to joining CHAPTERS Group AG in 2020, Ms. Carl worked in financing for eight years focusing on digital infrastructure in Europe, from Fiber-to-the-Home (“FTTH”) roll-outs in rural areas to data center construction for banks, including Berenberg and NIBC Bank N.V., based in Hamburg, London and Frankfurt. Ms. Carl holds a Master of Science from Frankfurt School of Finance & Management with a focus on Capital Markets.

Ms. Carl’s experience in investment management and infrastructure financing, including FTTH projects, qualifies her to be a director of Tucows.

Lee Matheson	Director since September 2023

Lee Matheson, 45, is a Partner at EdgePoint Investment Group Inc. Previously, Mr. Matheson was a co-founder of Broadview Capital Management Inc., and portfolio manager of the Broadview Dark Horse LP, a long / short fund focused on Canadian small cap securities. Mr. Matheson has extensive public company experience having served on the boards of Echelon Financial Holdings Inc., RDM Corporation, AlarmForce Industries Inc., WesternOne Inc., Medworxx Solutions Inc., exactEarth Ltd., Strad Inc. Mr. Matheson is currently a director of Qvantel Oy and is a Chartered Financial Analyst Charterholder.

Mr. Matheson’s experience in investment management, financing, and SaaS businesses qualifies him to be a director of Tucows.

Sandra Matz	Director since May 2025

Dr. Sandra Matz, 37, is the Lulu Chow Wang Professor of Business at Columbia Business School in New York, where she also serves as the Director of the Center for Advanced Technology and Human Performance. As a computational social scientist, she combines Big Data analytics with traditional experimental methods to study human behavior and preferences. Her research focuses on how psychological characteristics influence real-life outcomes in various business-related domains, such as financial well-being, consumer satisfaction, and team performance, aiming to assist businesses and individuals in making better decisions.

Dr. Matz earned her Ph.D. in Psychology from the University of Cambridge and a B.Sc. in Psychology from the Albert-Ludwigs-University of Freiburg. Her work has been recognized with several honors, including being named one of Poets & Quants' "40 Under 40" Business School Professors in 2021, one of DataIQ's "100 Most Influential People in Data-Driven Marketing" in 2015 and 2016, and one of Pacific Standard Magazine's "Top 30 Thinkers Under 30." In addition to her academic achievements, Dr. Matz is the author of the book, "Mindmasters: The Data-Driven Science of Predicting and Changing Human Behavior."

Dr. Matz’s expertise in data analytics and the science of human behavior and consumer preferences qualifies her to be a director of Tucows.

Allen Taylor	Director since May 2025

Allen Taylor, 44, is President of GTD Partners, a consulting and advisory firm focused on providing operational and financial advisory and investment management services to a wide range of clients. Prior to this, Mr. Taylor held various key positions throughout an extensive career at Brookfield Asset Management, a leading global alternative asset manager, where he specialized in complex operational and financial turnarounds as well as portfolio management.

Mr. Taylor is a Chartered Accountant whose experience and leadership has been integral in managing complex financial structures and fostering sustainable businesses that return value to investors. Mr. Taylor serves on the Board of Dye & Durham Limited., a TSX listed company, and also serves on its compensation committee and audit committee. He is based in Toronto, Canada.

Mr. Taylor’s experience in private equity operations and portfolio management, complex financial structures, and strategic investments qualifies him to be a director of Tucows.

Jeffrey Tory	Director since May 2025

Jeffrey S.D. Tory, 66, serves as Chair, Partner, Director, and Portfolio Manager at Pembroke Management Ltd., a firm he joined in 1987. Beginning his tenure as an analyst under founders Ian Soutar and Scott Taylor, Mr. Tory has dedicated nearly four decades to investing in North American growth stocks, including the media and telecom sectors. Prior to Pembroke, he was a junior analyst at Burns Fry from 1982 to 1987, where he contributed to launching the firm's small-cap research product. Mr. Tory holds a Bachelor of Arts degree from Queen's University and is a Chartered Financial Analyst (CFA) Charterholder.

Beyond his professional commitments, Mr. Tory is actively involved in philanthropic and educational endeavors. He serves on the investment committees of two foundations and is an Adjunct Professor in the Applied Investment Program at McGill University. Mr. Tory resides in Montreal, Quebec.

Mr. Tory’s broad leadership background, investment management expertise, and industry knowledge in media and telecom qualify him to be a director of Tucows.

Stephan Uhrenbacher	Director since May 2025

Stephan Uhrenbacher, 57, is the Founder and Managing Director of Density Ventures GmbH, an investment company established to support deep tech startups across Europe and North America. In this capacity, he has been instrumental in launching the Sustainable Aero Lab, the world's first accelerator dedicated to sustainable aviation and energy, which has mentored over 90 startups globally. Under his leadership, the Lab secured funding from Breakthrough Energy in 2023 and 2024, an organization founded by the Gates Foundation.

A seasoned entrepreneur himself, Mr. Uhrenbacher has founded several successful companies, including Qype, a leading European local reviews platform acquired by Yelp; 9flats.com, a global competitor to Airbnb; and Avocado Store, Germany's prominent eco-friendly lifestyle marketplace. His corporate experience encompasses senior management roles such as Chief Operating Officer at DocMorris.com, Head of Content at Bild.de, and Head of Northern Europe at lastminute.com. He holds a Master of Business Administration and Mechanical Engineering from a German institution and completed part of his MBA at Queens University in Canada. Mr. Uhrenbacher resides in Hamburg, Germany.

Mr. Uhrenbacher’s experience in investment management, technology, and operational leadership qualify him to serve be a director of Tucows.

David Woroch	New Director nominee

Mr. Woroch, 63, is Tucows' President and Chief Executive Officer and has served in that capacity since November, 2025. He brings more than 25 years of leadership at Tucows, and a track record of driving innovation, efficiency, and long-term value creation. Since joining Tucows in 2000, he has been a leader at the Company’s flagship business, Tucows Domains, scaling it into the world’s largest wholesale domain registrar and a cornerstone of Tucows’ recurring-revenue model. He has guided multiple acquisitions—including Enom, EPAG, Ascio Technologies, the International division of Melbourne IT, and UNR Registry Services—which have expanded Tucows’ global scale and reputation. Under his leadership, Tucows Domains has become a recognized pioneer in customer experience, automation and reseller enablement, now serving more than 33,000 partners worldwide. Before joining Tucows, Mr. Woroch spent several years at IBM Canada, where he held various business development and account management roles supporting enterprise clients across the technology and communications sectors.

Mr. Woroch holds an Honours Bachelor of Business Administration from Wilfrid Laurier University in Waterloo. He is based in Toronto, Canada.

Mr. Woroch’s lengthy service at Tucows, including as Chief Executive Officer of the Company and Tucows Domains, has provided him with extensive knowledge of, and experience with, Tucows’ operations, strategy, financial position, and the markets in which its businesses operate, all of which qualify him to serve as a director.

The Board unanimously recommends a vote FOR each of the nominees listed above.

CORPORATE GOVERNANCE

Governance Principles

The governance principles of our Board include the charters of our Audit Committee, Governance Committee and Compensation Committee. Our governing principles also include our Code of Business Conduct and Ethics which includes specifics for our senior officers, including our Chief Executive Officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Each of these documents can be obtained without charge from our Internet web site at tucows.com. Amendments and waivers of our ethics policy for our senior officers will either be posted on www.tucows.com or filed with the SEC on a Current Report on Form 8-K.

Mr. Nienaber serves as Chairperson of the Board. The Board currently consists of eight directors, all of whom, except for Elliot Noss, are “independent” within the meaning of the independence requirements prescribed by the listing standards of the NASDAQ Capital Market. The Board believes that this structure, which provides an overwhelming majority of independent directors, coupled with the Board meeting in executive session without any management directors or non-independent directors present, is an appropriate structure for Tucows’ Board. We believe that this structure provides appropriate and independent oversight by the Board. The Board regularly consults with our Chief Executive Officer, and our Governance and Compensation Committees, to review the various types of risk that affect Tucows and the strategies to mitigate such risks. The Board believes that this structure has been effective.

Executive Sessions of Independent Directors

A majority of the independent directors meet quarterly in executive sessions without members of our management present. Mr. Nienaber is responsible for chairing the executive sessions.

Policy Regarding Attendance

Each director attended 100% of the Board meetings and committee meetings on which he or she served, for the period that such director served on the Board and / or committee during Fiscal 2025. For our 2025 Annual Meeting, all members elected to the Board at that meeting were in attendance.

Committees

Our Board has three standing committees, an audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a governance committee, and a compensation committee. Our committees generally meet in connection with regularly scheduled quarterly and annual meetings of the Board, with additional meetings held as often as its members deem necessary to perform its responsibilities. From time to time, depending on the circumstances, the Board may form a new committee or disband a current committee.

The Audit Committee currently consists of Mr. Taylor (Chairperson), Ms. Carl and Mr. Tory, all of whom are independent directors as prescribed by the listing standards of the NASDAQ Capital Market.

The Audit Committee held five meetings during Fiscal 2025. Each member of the Audit Committee attended 100% of the total number of meetings of the committee during Fiscal 2025. The Audit Committee’s purposes are to:

●	Provide oversight of the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements;
●

Assist the Board in oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent registered public accounting firm, and (iv) the Company’s internal accounting and financial controls;

●	Provide to the Board such information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board; and
●	Oversee the management of risks associated with the Company’s financial reporting, accounting and auditing matters.

Each of the members of our Audit Committee is an independent director and satisfies the independence standards as prescribed by the listing standards of the NASDAQ Capital Market and Rule 10A-3 under the Exchange Act and is able to read and understand fundamental financial statements including balance sheets, income statements and cash flow statements. Additionally, the Board has determined that Mr. Taylor qualifies as an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K. The SEC has indicated that the designation of a person as an audit committee financial expert does not make such person an “expert” for any purpose, impose any duties, obligations or liabilities on such person that are greater than those imposed generally on members of the audit committee and the board of directors who do not carry this designation, or affect the duties, obligations or liability of any other member of the audit committee or board of directors. The Board has adopted a written charter for the Audit Committee, which the Audit Committee has reviewed and determined to be in compliance with the rules prescribed by the listing standards of the NASDAQ Capital Market and which is available at tucows.com.

The Governance Committee (formerly the Corporate Governance, Nominating and Compensation Committee) currently consists of Mr. Matheson (Chairperson), Dr. Matz and Mr. Uhrenbacher. Each member of our Governance Committee is an independent director as defined in the listing standards of the NASDAQ Capital Market.

The Governance Committee held five meetings during Fiscal 2025. Each member of the Governance Committee attended 100% of the total number of meetings of the committee during Fiscal 2025. The Governance Committee’s purposes are to:

●	Identify individuals qualified to become board members, consistent with criteria approved by the Board.
●	Select, or recommend that the Board select, the director nominees for election at each annual meeting of stockholders.
●	Oversee the evaluation of the Board and management.

Prior to the formation of the Compensation Committee, the Governance Committee also performed the following:

●

Review and approve corporate goals and objectives relevant to the CEO compensation, evaluate the CEO's performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the CEO's compensation level based on this evaluation.

●	Review and approve non-CEO Executive compensation including incentive compensation and equity-based compensation.
●	Provide oversight of the Company’s compensation policies and plans and benefits programs, and overall compensation philosophy.
●	Administer the Company’s equity compensation plans for its executive officers and employees and the granting of equity awards pursuant to such plans or outside of such plans; and
●	Cause to be prepared the report of the Corporate Governance, Nominating and Compensation required by the rules and regulations of the SEC.

The Governance Committee may delegate authority to one or more members of this committee or one or more members of management when appropriate, but no such delegation is allowed if the authority is required by law, regulation or listing standard to be exercised by the Governance Committee as a whole. The Board has adopted a written charter for the Governance Committee, which the Governance Committee has reviewed and determined to be in compliance with the rules prescribed by the listing standards of the NASDAQ Capital Market and which is available at tucows.com.

In May 2025, the Board formed a separate Compensation Committee to oversee executive and director compensation matters. The Compensation Committee currently consists of Mr. Uhrenbacher (Chairperson), Mr. Nienaber, and Mr. Taylor. Each member of the Compensation Committee is an independent director as defined in the listing standards of the NASDAQ Capital Market and satisfies the applicable compensation committee member independence standards prescribed by the listing standards of the NASDAQ Capital Market and Rule 10C-1 under the Exchange Act.

The Compensation Committee held four meetings during Fiscal 2025 following its formation. Each member attended 100% of the total number of meetings of the Compensation Committee during Fiscal 2025 following its formation. The Compensation Committee's purposes are to:

●

Review and approve corporate goals and objectives relevant to the Chief Executive Officer's compensation, evaluate performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the Chief Executive Officer's compensation based on this evaluation.

●	Review and approve compensation of all Executive Officers, including incentive compensation and equity-based compensation.
●	Provide oversight of the Company's compensation policies and plans and benefits programs, and overall compensation philosophy.
●	Administer the Company's equity compensation plans for its executive officers and employees and the granting of equity awards pursuant to such plans or outside of such plans; and
●

Review and discuss with management the Compensation Discussion & Analysis required by SEC rules, recommend the CD&A for inclusion in the Company's annual proxy statement, and review and approve the Compensation Committee Report.

●	Approve employment agreements, severance arrangements, and change-in-control agreements for Executive Officers.
●	Oversee the Company's short-and long-term incentive compensation plans and review Say-on-Pay results and shareholder feedback as appropriate.

The Compensation Committee may delegate authority to one or more members of the committee or to members of management when appropriate, except where such authority is required by law, regulation or listing standard to be exercised by the committee as a whole. The Board has adopted a written charter for the Compensation Committee, which is reviewed annually by the Compensation Committee and is available at tucows.com.

Our executive officers do not play a formal role in determining their compensation. However, management, including the Vice President, People, reviews third-party market compensation surveys, benchmarking data and published compensation trends and, after consulting with the Chief Executive Officer, provides consolidated information outlining management’s recommendation regarding executive officer compensation based on title to the Compensation Committee. The Compensation Committee then reviews and discusses the information provided with our Chief Executive Officer and Vice President, People who then determines the total compensation for each named executive officer, as it deems appropriate.

The Chief Executive Officer does not participate in deliberations or decisions regarding his own compensation.

The Company is an 'Eligible Interlisted Issuer' under Section 602.1 of the Toronto Stock Exchange ("TSX") Company Manual. As an Eligible Interlisted Issuer, the Company has applied for and been granted an exemption by the TSX from its standards applicable to security-based compensation arrangements under Section 613 of the TSX Company Manual. Accordingly, the Company's 401 (k) and DPSP employee plans are not subject to TSX regulatory approval or the requirements of Section 613 of the TSX Company Manual, and is instead governed in accordance with the standards of the NASDAQ.

Board Leadership Structure and Responsibilities

Our Board of Directors oversees management’s performance on behalf of our shareholders. Our Board's primary responsibilities are to:

(1) monitor management’s performance to assess whether we are operating in an effective, efficient and ethical manner to create value for our shareholders,

(2) periodically review our long-range plans, business initiatives, cyber security matters, capital projects and budget matters and

(3) approve compensation for our President and Chief Executive Officer who, with senior management, manages our day-to-day operations.

Our Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The independent directors meet without management present at regularly scheduled executive sessions at each quarterly Board meeting and some special Board meetings. Our Board has delegated certain responsibilities and authority to its Audit Committee and Governance Committee and Compensation Committee. The Audit Committee periodically discusses with management the Company's policies and guidelines regarding risk assessment and risk management, as well as the Company's major financial risk exposures and the steps that management has taken to monitor and control such exposures. The Audit Committee also reviews, evaluates and recommends changes to the Company’s financial reporting policies and procedures. The Compensation Committee reviews and evaluates the risks underlying the Company’s compensation policies and plans and recommends changes to these policies and plans accordingly. Our Board believes that risk oversight actions taken by our Board and its committees are appropriate and effective at this time.

We believe it is beneficial to separate the roles of Chief Executive Officer and Chairperson to facilitate their differing roles in the leadership of our company. The role of the Chairperson includes setting the agenda for, and presiding over, all meetings of our Board of Directors, including executive sessions of independent directors, providing input regarding information sent to our Board of Directors, serving as liaison between the Chief Executive Officer and the independent directors and providing advice and assistance to the Chief Executive Officer. The Chairperson is also a key participant in establishing performance objectives and overseeing the process for the annual evaluation of our Chief Executive Officer’s performance. In addition, under our Bylaws, our Chairperson has the authority to call special meetings of our Board and shareholders. In contrast, our Chief Executive Officer is responsible for handling our day-to-day management and direction, serving as a leader to the management team and formulating corporate strategy.

Currently our Chairperson is Mr. Nienaber, while Mr. Woroch serves as our Chief Executive Officer.  Mr. Nienaber is an independent director. Mr. Nienaber has extensive executive leadership skills, long-standing senior management and board experience, and a strong focus on investment strategy, risk management and business transformation.

We believe that this leadership structure for our Board provides us with the most effective level of oversight over the Company’s business operations while at the same time enhancing our Board’s ability to oversee our enterprise-wide approach to risk management and corporate governance and best serves the interests of our shareholders. It allows for a balanced corporate vision and strategy, which is necessary to address the challenges and opportunities we face at this time and demonstrates our commitment to good corporate governance. In addition, it allows for appropriate oversight of the Company by our Board, fosters appropriate accountability of management and provides a clear delineation of responsibilities for each position.

Role of the Board in Risk Oversight

One of our Board’s key functions is providing oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through Board of Directors standing committees that address risks inherent in their respective areas of oversight. In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, monitors our major legal compliance risk exposures and our program for promoting and monitoring compliance with applicable legal and regulatory requirements, and our Board is responsible for monitoring and assessing strategic risk exposure and other risks not covered by our committees.

The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives reports on the risks we face from our Chief Executive Officer or other members of management to enable the Board to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chairperson of the relevant committee reports on the discussion to the full Board during that committee’s reports portion of the next Board meeting. However, it is the responsibility of the committee chairs to report findings regarding material risk exposures to our Board as quickly as possible.

Director Nomination

Our Governance Committee is responsible for identifying potential nominees to our Board. In considering candidates for nomination, our Governance Committee seeks individuals who evidence strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. As set forth in the charter of our Governance Committee, our Board endeavors to have directors who collectively possess a broad range of skills, expertise, industry and other knowledge and business and other experience useful to the effective oversight of our business. In addition, our Board also seeks members from diverse backgrounds so that our Board consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. In determining whether to nominate a current director for re-election, our Governance Committee will take into account these same criteria as well as the director’s past performance, including their participation in and contributions to the activities of the Board.

Our Governance Committee will evaluate and consider recommendations for director candidates from shareholders using the same criteria described above. As set forth in the charter of the Governance Committee, recommendations submitted by the Company’s shareholders shall be submitted, along with the following to the attention of the Chairperson of the Governance Committee at 96 Mowat Avenue, Toronto, Ontario M6K 3M1 Canada at least 120 days before the first anniversary of the date on which we first mailed our proxy materials for our prior year’s annual meeting of shareholders:

●	the name and address of the recommending shareholder;
●	the candidate’s name and the information about the individual that would be required to be included in a proxy statement under the rules of the SEC;
●	information about the relationship between the candidate and the recommending shareholder;
●	the consent of the candidate to serve as a director; and
●	proof of the number of shares of our common stock that the recommending shareholder owns and the length of time the shares have been owned.

Communications with our Board of Directors

A Tucows’ shareholder who wishes to communicate with our Board may send correspondence to the attention of our Secretary at 96 Mowat Avenue, Toronto, Ontario M6K 3M1 Canada. The Secretary will submit the shareholder’s correspondence to the Chairperson of the Board, the Chairperson of the appropriate committee, or the appropriate individual director, as applicable.

Director Compensation

Under the terms of our 2006 Amended and Restated Equity Compensation Plan (the “2006 Plan”), we make automatic formula grants of non-qualified stock options to our non-employee directors and members of committees of our Board as described below. All stock-based compensation for our non-employee directors is governed by our 2006 Plan or its predecessor, our 1996 Equity Compensation Plan (the “1996 Plan”). All options granted under the automatic formula grants vest after one year, have an exercise price equal to the fair market value per common share as determined by the per share price as of the close of business on the date of grant and have a five-year term. Options are granted to directors under the 2006 Plan as follows:

●	on the date a non-employee director becomes a director, he or she is granted options to purchase 4,375 shares of our common stock;
●	on the date a director becomes a member of the Audit Committee, he or she is granted options to purchase 3,750 shares of our common stock;
●	on the date a director becomes a member of the Governance Committee, he or she is granted options to purchase 2,500 shares of our common stock; and
●	on the date a director becomes a member of the Compensation Committee, he or she is granted options to purchase 2,500 shares of our common stock; and
●

on each date on which we hold our annual meeting of shareholders, each non-employee director in office immediately before and after the annual election of directors receives an automatic grant of options to purchase 3,750 shares of our common stock.

Directors who are employees or non-employee consultants receive no additional or special compensation, including no grants of nonqualified stock options, for serving as directors.

All annual fees are paid to our directors in quarterly installments.

Each non-employee member of the Board will receive $50,000 annually, the Chairperson of the Board will additionally receive $15,000 annually; each Chair of the Audit Committee, Governance Committee and Compensation Committee will additionally receive $15,000 annually; and each member of the Audit, Committee Governance Committee and Compensation Committee will additionally receive $12,000 annually.

In recognition of the additional time commitment and responsibilities undertaken by the Board beyond its normal duties during Fiscal 2024, the Company approved a one-time special cash payment of $10,000 (USD) to each non-employee director. The payment was made in March 2025.

The Company also purchases directors and officer's liability insurance for the benefit of its directors and officers as a group in the amount of $30 million. The Company also reimburses its directors for their reasonable out-of-pocket expenses incurred in attending meetings of the Board or its committees.

The table below shows all compensation paid to each of our non-employee directors during 2025.

Name	Fees earned or paid in cash ($)	Option awards ($)(1)(2)	Total ($)
(a)	(b)	(d)	(h)
Stephen Uhrenbacher	$47,250	$80,095	$127,345
Laurenz Malte Nienaber	47,250	59,109	106,359
Allen Taylor	47,250	90,588	137,838
Jeffrey Tory	47,250	69,602	116,852
Sandra Matz	38,045	59,109	97,154
Elliot Noss	8,333	-	8,333
Lee Matheson	73,841	32,677	106,518
Marlene Carl	72,000	32,677	104,677
Allen Karp	38,591	-	38,591
Erez Gissin	33,955	-	33,955
Gigi Sohn	33,955	-	33,955
Jeffrey Schwartz	39,750	-	39,750
Robin Chase	45,545	-	45,545
	$573,014	$423,857	$996,871

(1)

The amounts reported in this column represent the aggregate grant date fair value of the option grants calculated in accordance with the FASB Accounting Standards Codification (“ASC”) 718 and based on the Black-Scholes option-pricing model using the same assumptions that are set forth in “Note 15 – Stock Option Plans” to the Consolidated Financial Statements, including Part II, Item 8 of the 2025 Annual Report. Under the 2006 Plan, these options vest one year after the grant date and have a five-year term.

(2)

On May 20, 2025 each of our elected non-employee directors at the time were awarded automatic formula option grants with an exercise price of $19.21 and a grant date fair value of $8.71. The aggregate number of option awards outstanding at December 31, 2025 is as follows for each of the following non-employee directors: Nil for Mr. Karp; Nil for Mr. Gissin; Nil for Ms. Sohn; Nil for Mr. Schwartz; Nil for Ms. Chase; 14,375 for Mr. Matheson; 23,125 for Ms. Carl; 9,375 for Mr. Uhrenbacher; 6,875 for Mr. Nienaber; 10,625 for Mr. Taylor; 8,125 for Mr. Tory; 6,875 for Dr. Matz and Nil for Mr. Noss.

Stock ownership of management

We encourage stock ownership by our directors, officers and employees to align their interests with the interests of shareholders. Under Section 16(a) of the Exchange Act, directors, officers and certain beneficial owners of the Company’s equity securities are required to file reports of their transactions in the Company’s equity securities with the SEC on specified due dates.

Insider Trading Policy

Tucows adopted an insider trading policy governing the purchase, sale, and other dispositions of Tucows securities that applies to all personnel of Tucows and its subsidiaries, including directors, officers and employees and other covered persons. Tucows believes that its insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as applicable listing standards. A copy of Tucows’ insider trading policy can be viewed on the Company’s website, www.tucows.com.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy

We recognize that our success depends to a great degree on the integrity, knowledge, imagination, skill, diversity and teamwork of our employees. To this end, attracting and retaining the level of executive talent we need to be successful in accomplishing our mission of providing simple useful services that help people unlock the power of the Internet is a key objective of our executive compensation program. Our executive compensation program is designed to ensure we have the talent we need to maintain our current high-performance standards and grow our business for the future. As such, we aim to provide competitive compensation packages for all our key positions, including our Named Executive Officers (“NEOs”) that are guided by market rates and tailored to account for the specific needs and responsibilities of the particular position as well as the performance and unique qualifications of the individual employee. For Fiscal 2025, our NEO's included Messrs. Woroch, Ivanov, Reilly, and Fausett. Mr. Noss is also an NEO for Fiscal 2025 due to his position as Chief Executive Officer until November 6, 2025. We do not have any other executive officers.

This Compensation Discussion and Analysis (“CD&A”) provides comprehensive information about our executive compensation program for our Fiscal 2025 NEOs, who are listed below, and provides context for the decisions underlying the compensation reported in the executive compensation tables in this proxy statement. Our NEOs are:

David Woroch*	Chief Executive Officer, Tucows Inc. and Tucows Domains
Ivan Ivanov	Chief Financial Officer (“CFO”) and Chief Executive Officer of Ting
Justin Reilly	Chief Executive Officer, Wavelo
Bret Fausett	Chief Legal Officer & Vice-President, Regulatory Affairs
Elliot Noss*	Former Chief Executive Officer of Tucows Inc. and Ting

*Mr. Woroch became Chief Executive Officer of Tucows Inc on November 6, 2025. Mr. Ivanov became Chief Executive Officer of Ting on November 6, 2025. Mr. Noss served as Chief Executive Officer of Tucows Inc., and Ting until his resignation effective November 6, 2025.

Our philosophy is to provide a mix of compensation that motivates our executives to achieve our short and long- term performance goals in a market-competitive and fiscally responsible way, which in turn will create value for our shareholders. We achieve our objectives by designing our executive compensation program so that a substantial amount of our NEOs’ compensation is performance-based to ensure the actual compensation paid to our executives is appropriately aligned with our Company’s performance and shareholder long-term interests. Beginning Fiscal 2023 the Company enhanced the linkage between individual compensation and Company performance by determining variable compensation based on scorecards comprised of organizational targets aligned to each executive's area of responsibility. In addition, long-term equity awards, including parent company and subsidiary stock options, further align executive interests with shareholder value creation. More specifically, our executive compensation programs are designed to:

●	provide an appropriate mix of fixed and variable compensation to attract, retain and motivate key executives;
●

provide a substantial portion of our executive compensation that is performance-based, on a company or service basis, to support creation of long-term shareholder value, financial growth and operational efficiency without encouraging excessive risk taking;

●	target compensation at the 50th percentile of market levels, as measured by Payscales; and
●	promote internal equity by offering comparable pay to executives whom we expect to make roughly equivalent contributions, while differentiating executives’ compensation arrangements when appropriate.

Overview of Pay Elements and Linkage to Compensation Philosophy and Objectives

We believe the following elements of our compensation program help us to realize our compensation philosophy and objectives:

Pay Element	Characteristics	Compensation Philosophy and Objectives	Factors Considered to Determine Awards
Salary	Annual fixed cash compensation	Provides a competitive and stable component of income to our executives	• Job responsibilities • Experience • Individual contributions • Future potential • Internal pay equity • Effect on other elements of compensation and benefits including target bonus amounts
Short-Term Incentive Bonus

Annual variable cash compensation based on the achievement of pre- established annual performance measures, for Fiscal 2022, these were based on parent company Adjusted EBITDA for Compensation and starting Fiscal 2023, these were based on balanced scorecards for each business which include a mix of performance measures tailored to each business segment

Provides competitive short- term incentive opportunities for our executives to earn annual cash bonuses based on performance objectives that, if attained, can reasonably be expected to (i) promote our business and strategic objectives and (ii) correspond to those paid to similarly-situated and comparably-skilled executives at peer companies

• Company performance measures • Service performance measures
Stock Options Grants

Annual long-term equity awards, which can be in our Company ("Company Options") that vest over 4 years or non-recurring options in one or more of our subsidiaries of Wavelo or Ting ("Subsidiary Options") that vest over 3 or 4 years

		Provides variable compensation that helps to retain executives and ensures our executives’ interests are aligned with those of shareholders to grow long-term value	• Job responsibilities • Individual contributions • Future potential • Value of vested and unvested outstanding equity awards • Internal pay equity

The weight of each of these components has to date not been determined by any particular formula, although our overall mix of total compensation has historically emphasized retention value. The specific mix of components has been and will continue to be within the discretion and business judgment of our Board and the Compensation Committee, which has placed greater emphasis on considerations specific to the individual holding a particular executive position rather than on general market data.

Stock Grant Practices

The Company maintains a structured process for granting stock options to ensure consistency, transparency, and adherence to corporate governance practices. Stock option awards to executive officers and employees are granted by and at meetings of the Compensation Committee on a predetermined schedule. The Compensation Committee does not consider material nonpublic information when determining the timing or terms of stock option awards. Historically, annual equity awards for executive officers have been granted on or around the date of the Company’s annual meeting of shareholders.

In addition to the annual grant cycle, stock awards may be issued at other times throughout the year for new hires, employee promotions, and other special circumstances. The Compensation Committee has delegated the authority to approve off-cycle grants to employees, other than executive officers, to the People Team, subject to the guidelines established by the Compensation Committee.

Stock option grants to non-employee directors are based on a predetermined formula and are automatically granted on the date of the annual meeting of shareholders to each non-employee director serving immediately following such meeting. Additional information regarding non-employee director compensation can be found in the Corporate Governance: Director Compensation section of this proxy statement.

During Fiscal 2025, the Company did not grant equity awards to its named executive officers within the four business days preceding or the one business day following the filing of a periodic report on Form 10-Q or Form 10-K or the filing or furnishing of a Form 8-K that disclosed material nonpublic information. The Company does not time the disclosure of material nonpublic information for the purpose of influencing the value of stock option grants or executive compensation.

Role of Shareholder Say-on-Pay Votes

At the 2023 Annual Meeting, a majority of our stockholders approved, as recommended by our Board, a proposal for our stockholders to be provided with the opportunity to cast a non-binding advisory vote on compensation of our NEOs every three years. Our Board believed that this frequency would be appropriate, as a triennial vote to provide the Company with sufficient time to engage with stockholders to understand and respond to the “say-on-pay” vote results and to put in place any changes to the Company’s compensation program as a result of such discussions, if necessary. We are seeking shareholder approval (non-binding) on our executive compensation for 2025 as set forth herein. The next shareholder advisory (non-binding) vote on executive compensation will be held at our 2029 Annual Meeting.

Determining Total Compensation

With respect to each NEO, in determining total compensation, the Compensation Committee considers the Company’s compensation philosophy as outlined above, comparative market data and specific factors relative to each NEO’s responsibilities and performance. We do not specifically benchmark compensation for our NEOs in terms of picking a particular percentile relative to other people with similar titles at peer group companies. We believe that many subjective factors unique to each NEO’s responsibilities and performance are not adequately reflected or otherwise accounted for in a percentile-based compensation determination.

In addition, in determining the appropriate level of total compensation for our NEOs, the Compensation Committee (i) reviews and considers the performance of each NEO, and (ii) considers, for each NEO, the estimated amount of total compensation:

●	we would be willing to pay to retain that person;
●	we would have to pay to replace the person; and
●	the individual could otherwise command in the employment marketplace.

Management, including the VP, People, reviews comparative data derived from market research and other publicly available information and develops compensation recommendations for the NEOs. The CEO provides input with respect to the compensation of executive officers other than himself, and the Compensation Committee reviews and determines the total compensation for each NEO as it deems appropriate.

The CEO’s total compensation is determined by the Compensation Committee outside the presence of the CEO. The Committee’s decision regarding total compensation for the CEO is based on the philosophy outlined above and includes a review of comparative data and consideration of the accomplishments of the CEO in developing the business strategy for the Company, the performance of the Company relative to this strategy and his ability to attract and retain senior management. In establishing the CEO’s total compensation, the Compensation Committee is also mindful of the prior results of the shareholder’s Advisory Vote on Executive Compensation.

Base Salary

We provide a base salary to our NEOs to compensate them for the scope and responsibilities of their roles and to provide a stable component of total compensation. The base salaries of all NEOs are reviewed annually and adjusted, when appropriate, to reflect individual roles and performance as well as market conditions.

In Fiscal 2025, the Company discontinued the monthly car allowance previously provided to Mr. Noss and Mr. Woroch. To maintain total cash compensation at substantially the same level, the annual value of the automobile allowance was incorporated into their respective base salaries. Mr. Woroch and Mr. Ivanov received base salary adjustments as part of the annual compensation review process.

Annual Cash Incentive Bonuses

We use annual cash incentive bonuses to communicate specific goals that are of primary importance during the coming year and motivate our senior officers and NEOs to achieve these goals. Each year, we assess if our corporate financial and strategic objectives are optimally aligned with our management incentive compensation plan to motivate and reward our senior executives, including our NEOs, to attain specific short-term performance objectives that, in turn, further our long-term business objectives. These objectives are based upon corporate or service-related targets, rather than individual objectives. In setting target payout levels under our management incentive compensation plan, our Compensation Committee considers historical payouts, the total cost to the Company should performance objectives be achieved and our retention needs.

The Compensation Committee determines the initial level of funding for the annual incentive bonus pools during the annual budgeting process and approves provisional semi-annual payments, computed on a pro-rata basis, based on semi-annual minimum year-to-date targets for our senior officers, including NEOs, taking into account the Company’s actual performance on a year-to-date basis. The future holdback percentage could be adjusted for each semi-annual period should circumstances warrant it. The Compensation Committee retains the right to interpret, rescind, prescribe, amend or suspend payment under our management incentive compensation plan at any time. Changes made by the Compensation Committee will however only be on a prospective basis so will not impact any semi-annual rights our NEO’s and senior officers may have up to the date of the change.

The performance goals under our management incentive compensation plan consists of two components; namely, an incentive bonus and an overachievement bonus, each with established thresholds and maximum achievement levels.

For the incentive bonus component, achievement of established targets for each NEO will equate to 100% of the bonus being paid. Where 75% of an established target is achieved (“floor level”) this will result in 50% of the bonus being paid. Below the floor level no bonus is payable. In those cases, where achievement is between the floor level and the established target, straight-line interpolation is applied from the established target levels.

Incentive Bonus program

The table below summarizes the 2026 and 2025 incentive bonus opportunities for our NEOs.

	2026		2025
Named Officer	Target incentive Bonus Opportunity(1)	Basis for Target incentive Bonus for 2026	Target incentive Bonus Opportunity(1)	Basis for Target incentive Bonus for 2025
David Woroch(2)	$474,800	100% Tucows targets	$166,848	100% Tucows Domains targets
Ivan Ivanov	$254,616	100% Tucows targets	$240,000	50% Ting targets; 25% Wavelo targets; and 25% Tucows Domains targets
Justin Reilly	$343,609	100% Wavelo targets	$327,022	100% Wavelo targets
Bret Fausett	$216,300	100% Tucows targets	$210,000	50% Ting targets; 25% Wavelo targets; and 25% Tucows Domains targets
Elliot Noss(2)	-	Not applicable	$451,880	50% Ting targets; 20% Wavelo targets; and 30% Tucows Domains targets

(1)	All dollar amounts below are shown U.S. dollars. Amounts payable in Canadian dollars for 2025 and 2026 have been converted into U.S. dollars based upon the exchange rate of 1.369 Canadian dollars for each U.S. dollar, the average OANDA exchange rate for the year ended December 31, 2025.
(2)	Mr. Woroch became Chief Executive Officer of Tucows Inc on November 6, 2025. Mr. Noss served as Chief Executive Officer until his resignation effective November 6, 2025.

Our Compensation Committee determined the achievement of the financial objectives applicable under the management incentive compensation plan for 2025 had been partially achieved.

In connection with the Compensation Committee’s annual review process, the Committee also approved a new set of performance goals under our management incentive compensation plan for Fiscal 2026 and decided not to increase the incentive bonus target opportunity for our NEOs.

Equity-Based Awards

We believe that equity-based awards encourage our NEOs to focus on the long-term performance of our business. Our Board grants equity awards to executives and other employees in order to enable them to participate in the long-term appreciation of our stock price. Additionally, we believe our equity awards provide an important retention tool for our NEOs, as they are subject to multi-year vesting. The equity awards can be Company Options and Subsidiary Options. To date, we have not adopted stock ownership guidelines for our NEOs.

Historically, we have granted equity-based awards in the form of Company Options, including options granted at the commencement of employment and additional awards each year. The size of the initial option grant made to each NEO upon joining our company is primarily based on competitive conditions applicable to the NEO's specific position. For subsequent equity grants to our NEOs, our Compensation Committee receives input from our CEO and the People Team leadership.

In connection with its annual review process, the Compensation Committee approved, effective June 17, 2025, the following Company Option awards to Messrs. Noss, Woroch and Fausett. These options vest in equal installments on each of the first four anniversaries of the grant date, generally subject to the NEO's continued employment with us.

In connection with his promotion to Chief Executive Officer, the Compensation Committee approved a grant of 20,000 stock options to Mr. Woroch on November 26, 2025 under the Company’s equity compensation plan. The Compensation Committee determined that this award supports the Company’s executive compensation objectives by aligning Mr. Woroch’s interests with long-term shareholder value and promoting retention. The options vest in four equal annual installments beginning one year after the grant date and have an exercise price equal to the fair market value of the Company’s common stock on the date of grant.

On September 8, 2025, the Compensation Committee approved a grant of 20,000 stock options to Mr. Ivanov, Chief Financial Officer, in recognition of his increased responsibilities and contributions to the Company. The award was granted under the Company’s equity compensation plan to reinforce alignment with the Company’s long-term performance objectives and support retention. These options vest in four equal annual installments beginning one year after the grant date and have an exercise price equal to the fair market value of the Company’s common stock on the date of grant.

Please see “Note 15. Stock Option Plans” to Consolidated Financial Statements, for a detailed description of these plans.

The following table sets forth the number of Company Options granted in Fiscal 2025 and their corresponding aggregate grant date fair value as of December 31, 2025.

Name	Number of Company options	Aggregate Grant Date Fair Value (US Dollars)
David Woroch(1)	22,250	$232,598
Ivan Ivanov	20,000	169,252
Justin Reilly	-	$-
Bret Fausett	1,124	$10,566
Elliot Noss(1)	4,500	$42,300

The following table sets forth the number of Subsidiary Options granted in Fiscal 2025 and their corresponding aggregate grant date fair value as of December 31, 2025.

Name	Number of Subsidiary options	Aggregate Grant Date Fair Value (US Dollars)
David Woroch(1)	-	-
Ivan Ivanov	-	-
Justin Reilly	-	-
Bret Fausett	-	-
Elliot Noss(1)	-	-

(1) Mr. Woroch became Chief Executive Officer of Tucows Inc on November 6, 2025. Mr. Noss served as Chief Executive Officer until his resignation effective November 6, 2025.

During Fiscal 2025 options exercised and vested for our named executive officers were as follows:

Name	Company options exercised during Fiscal 2025	Company options vested during Fiscal 2025		Subsidiary options exercised during Fiscal 2025	Subsidiary options vested during Fiscal 2025: Wavelo	Subsidiary options vested during Fiscal 2025: Ting
David Woroch(1)	-	8,500		-	-	-
Ivan Ivanov	-	8,928		-	15,625	-
Justin Reilly	-	2,250		-	1,125,000	-
Bret Fausett	-	7,843		-	-	-
Elliot Noss(1)	-	27,000	(2)	-	250,000	567,568

(1) Mr. Woroch became Chief Executive Officer of Tucows Inc on November 6, 2025. Mr. Noss served as Chief Executive Officer until his resignation effective November 6, 2025.

(2) The amount reported for Mr. Noss has been corrected from the amount previously disclosed in the Company’s Annual Report on Form 10-K for filed on March 12, 2026, to reflect an immaterial error identified subsequent to filing.

Severance and Change of Control Benefits

Our Board believes that it is necessary to offer senior members of our executive team severance benefits to ensure that they remain focused on executing our strategic plans, including in the event of a proposed or actual acquisition. We have entered into employment agreements with our NEOs to provide them with additional severance benefits upon an involuntary termination of employment under specified circumstances prior to and following a change of control. The terms of these agreements are described below in "Potential Payments on Termination or Change in Control."

Perquisites

We do not provide any significant perquisites or other personal benefits to our NEOs.

Benefits

We provide the following benefits

to our NEOs. We believe these benefits are typical of the companies with which we compete for employees:

●	healthcare insurance;
●	life insurance and accidental death and dismemberment insurance;
●	long-term disability insurance;
●	a registered retirement savings and 401(k) matching program;
●	a healthcare spending account;
●	an annual medical; and
●	an employee assistance program.

Certain Corporate Governance Considerations

We currently do not require our executive officers to own a particular number of shares of our common stock. The Compensation Committee is satisfied that stock and option holdings among our executive officers are sufficient at this time to provide motivation and to align their interests with those of our shareholders. However, we prohibit all directors and employees from hedging their economic interest in the Company securities that they hold.

Tax Considerations

We do not provide any tax gross-ups to our executive officers or directors.

In designing our compensation programs, the Compensation Committee considers the financial accounting and tax consequences to Tucows as well as the tax consequences to our employees. In determining the aggregate number and mix of equity grants in any fiscal year, the Compensation Committee and management consider the size and share-based compensation expense of the outstanding and new equity awards.

Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to public companies for annual compensation over $1 million (per individual) paid to their chief executive officer, chief financial officer and the next three most highly compensated executive officers (as well as certain other officers who were covered employees in years after 2016).  As a result, most of the compensation payable to our NEOs in excess of $1 million per person in a year will not be fully deductible.

Tax deductibility is not the primary factor used by the Committee in setting compensation, however, and corporate objectives may not necessarily align with the requirements for full deductibility under Section 162(m). Our Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our NEOs. We believe it is important and in the best interests of our shareholders to preserve flexibility in administering compensation programs as corporate objectives may not always be consistent with the requirements for full deductibility under Section 162(m).

Compensation Risk Assessment

The Compensation Committee oversaw the performance of a risk assessment of our Executive Compensation Program to ascertain any potential material risks that may be created by this program. Because performance-based incentives are used in our executive compensation program, it is important to ensure that these incentives do not result in our NEOs taking unnecessary or excessive risks or any other actions that may conflict with our long-term interests. The Compensation Committee considered the following attributes of our Executive Compensation Program:

●	the balance between short- and long-term incentives;
●

use of qualitative as well as quantitative performance factors in determining compensation payouts, including minimum and maximum performance thresholds, funding that is based on actual results measured against pre-approved financial and operational goals, and metrics that are clearly defined;

●	incentive compensation that includes a stock component where value is best realized through long-term appreciation of stockholder value; and
●	incentive compensation components that are paid or vest over an extended period.

The Compensation Committee focuses primarily on the compensation of our NEOs because risk-related decisions depend predominantly on their judgment. The Compensation Committee believes that risks arising from our policies and practices for compensation of other employees are not reasonably likely to have a material adverse effect on us.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing CD&A with management and, based on such review and discussions, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement.

Submitted by the following members of the Compensation Committee:

Stephan Uhrenbacher (Chair) Laurenz Nienaber Allen Taylor

Summary Compensation Table

The following Summary Compensation table provides a summary of the compensation earned by our NEOs, comprising our Chief Executive Officer, our Chief Financial Officer, our two most highly compensated executive officers for services rendered in all capacities during 2025, and our former President and Chief Executive Officer. Specific aspects of this compensation are dealt with in further detail in the tables that follow. All dollar amounts below are shown in U.S. dollars. If necessary, amounts that were paid in Canadian dollars during Fiscal 2025 were converted into U.S. dollars based upon the exchange rate of 1.3979 Canadian dollars for each U.S. dollar, which represents the average exchange rate for 2025.

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan(1) ($)	Option Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
David Woroch(6)	2025	$322,440	$227,178	$232,598	$3,035	$785,251
Chief Executive Officer,	2024	292,141	153,502	141,089	8,034	594,766
Tucows Inc. and Tucows Domains	2023	296,472	163,982	55,815	7,041	523,310

Ivan Ivanov(7)	2025	406,000	177,292	169,252	14,600	767,144
Chief Financial Officer, and	2024	166,667	111,756	195,800	109,201	583,424
Chief Executive Officer, Ting	2023	-	-	-	-	-

Justin Reilly	2025	560,838	83,159	-	715	644,712
Chief Executive Officer,	2024	572,597	-	-	876	573,473
Wavelo	2023	581,085	355,104	-	1,482	937,671

Bret Fausett	2025	350,000	154,362	10,566	14,600	529,528
Chief Legal Officer, and	2024	350,000	186,900	125,297	14,800	676,997
Vice President, Regulatory Affairs	2023	350,000	167,290	39,070	17,913	574,273

Elliot Noss(6)	2025	410,980	133,008	42,300	2,555,164	3,141,452
Former President and Chief Executive Officer,	2024(8)	474,730	352,466	141,089	7,449	975,734
Tucows Inc., and Ting	2023(8)	481,767	390,766	55,815	210,372	1,138,720

(1)	Represents bonus earned under our incentive programs during the fiscal years ended December 31, 2025, 2024 and 2023.

Of the 2025 amount, the following amounts representing the bonus for the third and fourth quarter will be paid in March 2026:

David Woroch	$139,132
Ivan Ivanov	$90,698
Justin Reilly	$-
Bret Fausett	$78,593
Elliot Noss	$-

Of the 2024 amount, the following amounts representing the bonus for the third and fourth quarter were paid in March 2025:

David Woroch	$103,828
Ivan Ivanov	$111,756
Justin Reilly	$-
Bret Fausett	$101,457
Elliot Noss	$199,999

Of the 2023 amount, the following amounts representing the bonus for the third and fourth quarter were paid in February 2024:

David Woroch	$84,585
Ivan Ivanov	$-
Justin Reilly	$106,531
Bret Fausett	$79,883
Elliot Noss	$174,887

(3)

Represents the aggregate grant date fair value of such Company Options, calculated in accordance with ASC 718. Please see “Note 15. Stock Option Plans” to the Consolidated Financial Statements included in Part II, Item 8 of Tucows' Annual Report, for a discussion of the assumptions underlying these calculations.

(4)	Amounts reported in this column are comprised of the following items:

		Additional Health Spending	Car Allowance	One-time Payment	Subsidiary Stock	Retirement Allowance	Consulting Fees	All other Compensation
	Year	Credits ($)	($)	($)	Options(5)($)	($)	($)	($)
David Woroch(6)	2025	$2,003	$1,032	$-	$-	$-	-	$3,035
	2024	2,556	5,478	-	-	-	-	8,034
	2023	1,482	5,559	-	-	-	-	7,041

Ivan Ivanov(7)	2025	600	-	-		14,000	-	14,600
	2024	-	-	-	109,201	-	-	109,201
	2023	-	-	-	-	-	-	-

Justin Reilly	2025	715	-	-	-	-	-	715
	2024	876	-	-	-	-	-	876
	2023	1,142	-	-		-	-	1,142

Bret Fausett	2025	600	-	-	-	14,000	-	14,600
	2024	1,000	-	-	-	13,800	-	14,800
	2023	-	-	-	5043	12,870	-	17,913

Elliot Noss(6)	2025	716	1,238	2,508,210	-	-	45,000	2,555,164
	2024	876	6,573	-		-	-	7,449
	2023	2,001	6,671	-	201,700	-	-	210,372

(5)

Represents the aggregate grant date fair value of such Subsidiary Options, calculated in accordance with ASC 718. Please see “Note 15. Stock Option Plans” to Consolidated Financial Statements included in Part II, Item 8 of the Tucows’ Annual Report, for a discussion of the assumptions underlying these calculations.

(6)

Mr. Woroch was appointed Chief Executive Officer of Tucows Inc. effective November 6, 2025. His reported salary reflects compensation earned both prior to and following his appointment as CEO and is therefore blended for the fiscal year. Mr. Noss served as Chief Executive Officer until his resignation, also effective November 6, 2025.

(7)	Mr. Ivanov became Chief Financial Officer on August 5, 2024. Mr. Singh served as Chief Financial Officer until his resignation effective August 2, 2024.
(8)	The amounts reported for Mr. Noss for 2024 and 2023 have been corrected in the Company's Annual Report on Form 10-K filed with the SEC on March 12, 2026, from those previously disclosed, to reflect an immaterial error identified subsequent to filing.

Executive Pay Ratio

During Fiscal 2025 more than one individual served as PEO at different times during the year. In accordance with Instruction 10 to Item 402(u) of Regulation S-K, the Company determined to use the annual total compensation of the individual serving as PEO on December 31, 2025, Mr. Woroch, for purposes of calculating the pay ratio. Mr. Woroch’s compensation was annualized based on his base salary and target annual incentive opportunity in effect as of December 31, 2025. For Fiscal 2025, the annualized total compensation of our PEO was $949,520 and the annual total compensation of our median employee was $75,493. Based on this information, the ratio of the annual total compensation of our PEO to that of our median employee was approximately 13 to 1.

The pay ratio was determined using a measurement date of December 31, 2025 and based on employees active as of that date. To identify the median employee, the Company used annual base salary plus target annual incentive opportunity as the consistently applied compensation measure. The Company (i) calculated the sum of annual base salary and target annual incentive opportunity for each employee (excluding the PEO), (ii) ranked such amounts from lowest to highest, and (iii) identified the median employee. For employees paid in currencies other than U.S. dollars, compensation amounts were converted to U.S. dollars using the applicable exchange rates in effect as of December 31, 2025.

Grants of Plan-Based Awards

The following table sets forth information concerning Company plan-based awards granted to our NEOs in 2025:

		Estimated future payouts under non-equity incentive plan awards(1)			All other stock awards: Number of shares of stock or units (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)		($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

David Woroch(3)	-	$237,400	$474,800	$474,800	-	-	-
	6/5/2025	-	-	-	2,250	19.57	21,150
	11/26/2025	-	-	-	20,000	21.58	211,448
Ivan Ivanov	-	120,000	240,000	240,000	-	-	-
	9/8/2025	-	-	-	20,000	17.38	169,252
Justin Reilly	-	163,511	327,022	327,022	-	-	-
Bret Fausett	-	105,000	210,000	210,000	-	-	-
	6/5/2025				1,124	19.57	10,566
Elliot Noss(3)	6/4/2025				4,500	19.57	42,300

(1)

The amounts represent the range of payouts under the 2025 Annual Cash Incentive Bonus plan assuming the achievement of corporate and individual performance targets as further described in "Annual Cash Incentive Bonuses." Amounts above reflect adjustment for any changes in base pay and resulting target bonus percentage during 2025.

(2)

Represents the grant date fair value of such awards, calculated in accordance with ASC 718. Please see “Note 15. Stock Option Plans” to the Consolidated Financial Statements included in Part II, Item 8 of the Tucows’ Annual Report, for a discussion of the assumptions underlying these calculations.

(3)	Mr. Woroch became Chief Executive Officer of Tucows Inc on November 6, 2025. Mr. Noss served as Chief Executive Officer until his resignation effective November 6, 2025.

The following table sets forth information concerning Subsidiary-based plan awards granted to our NEOs in 2025:

Name	Grant date	All other option awards: Number of shares underlying Company options	Exercise or base price of option awards ($)	Grant date fair value of option awards(1) ($)
David Woroch(2)		-	-
Ivan Ivanov		-	-	-
Justin Reilly		-	-	-
Bret Fausett		-	-	-
Elliot Noss(2)		-	-	-

(1)

Represents the grant date fair value of such awards, calculated in accordance with ASC 718. Please see “Note 15. Stock Option Plans” to the Consolidated Financial Statements included in Part II, Item 8 of the Tucows Annual Report, for a discussion of the assumptions underlying these calculations.

(2)	Mr. Woroch became Chief Executive Officer of Tucows Inc on November 6, 2025. Mr. Noss served as Chief Executive Officer until his resignation effective November 6, 2025.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning Company Stock Options held by the named executive officers as of December 31, 2025:

Name	Number of Securities Underlying Unexercised Company Options (#) Exercisable	Number of Securities Underlying Unexercised Company Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
David Woroch(1)	2,250	-	$62.12	5/28/2026
	2,250	-	60.01	5/28/2027
	4,000	-	79.44	5/12/2028
	7,500	2,500	41.97	6/17/2029
	2,500	2,500	26.78	6/29/2030
	3,750	11,250	20.59	6/29/2030
		2,250	19.57	6/5/2032
	-	20,000	21.58	11/26/2032
	22,250	38,500

Ivan Ivanov	8,928	11,072	$21.88	7/15/2031
	-	20,000	17.38	9/8/2032
	8,928	31,072

Justin Reilly	6,750	-	$55.19	9/16/2026
	2,250	-	60.01	5/28/2027
	4,000		79.44	5/12/2028
	3,750	1,250	41.97	6/17/2029
	16,750	1,250

Bret Fausett	1,124	-	$62.12	6/4/2025
	1,124	-	60.01	5/27/2026
	2,498	-	79.44	5/27/2027
	1,875	625	41.97	5/11/2028
	443	1,299	26.78	6/16/2029
	875	2,675	20.59	6/29/2030
	2,500	7,500	20.25	6/17/2031
	-	1,124	19.57	6/5/2032
	10,439	13,173

Elliot Noss(1)	4,500	-	62.12	5/28/2026
	4,500	-	60.01	5/28/2027
	5,000	-	79.44	5/12/2028
	5,000	-	41.97	6/17/2029
	5,000	-	26.78	6/29/2030
	15,000	-	20.59	6/17/2031
	4,500	-	19.57	6/5/2032
	43,500	-

(1)	Mr. Woroch became Chief Executive Officer of Tucows Inc on November 6, 2025. Mr. Noss served as Chief Executive Officer until his resignation effective November 6, 2025.

The stock options grants listed in the above table were issued under our 2006 Plan.

Under the 2006 Plan, these options primarily vest over a period of four years and have a 7-year term. These options are not exercisable for one year after the grant. Thereafter they become exercisable at the rate of 25% per annum, becoming fully exercisable after the fourth year.

The following table sets forth information concerning Subsidiary Stock Options held by the named executive officers as of December 31, 2025:

Name(2)	Number of Securities Underlying Unexercised Subsidiary Options (#) Exercisable		Number of Securities Underlying Unexercised Subsidiary Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
	Wavelo	Ting	Wavelo	Ting

Ivan Ivanov	15,625	-	134,375	-	1.27	7/14/2031
	15,625	-	134,375	-

Justin Reilly	4,500,000	-	-	-	1.27	11/8/2029
	4,500,000	-	-	-

Bret Fausett	75,000	-	-	-	1.27	11/8/2029
	-	25,000	-	-	6.00	1/15/2030
	75,000	25,000	-	-

Elliot Noss(1)	1,000,000	-	-	-
		2,000,000
	1,000,000	2,000,000	-	-

(1)	Mr. Noss served as Chief Executive Officer until his resignation effective November 6, 2025.

(2)	David Woroch, Tucows Chief Executive Officer effective November 6, 2025, did not hold any Subsidiary Stock Options in 2025.

The stock option grants listed in the above table were issued under the Wavelo, Inc. 2022 Equity Compensation Plan ("Wavelo ECP") and the Ting, Inc. 2022 Equity Compensation Plan ("Ting ECP") adopted in 2022 and 2023 respectively.

Under the Wavelo ECP, these options primarily vest over a period of three years and have a 7-year term. For the initial grants under the plan, the first 25% became exercisable within three months and vesting ratably monthly thereafter, after the third year.

Under the Ting ECP, these options primarily vest over a period of four years and have a 10-year term.

Director Compensation

The required information regarding our director compensation is set forth in the “Corporate Governance” section of this proxy statement and is incorporated herein by reference.

Potential Payments on Termination or Change In Control

We have certain agreements that require us to provide compensation to our NEOs in the event of a termination of employment or a change in control of Tucows. These agreements are summarized following the table below and do not include any payment for termination for cause. The tables below show estimated compensation payable to each NEO upon various triggering events. Actual amounts can only be determined upon the triggering event.

Please refer to the Separation of Elliot Noss, referenced in this section, for the description of Mr. Noss’ separation agreement and the severance benefits received therein.

Ivan Ivanov(1)	Termination	Change in Control
	without Cause (Dollar amounts in U.S. dollars)	(Dollar amounts in U.S. dollars)
Compensation
Base Salary/Severance(2)	412,000	412,000
Bonus Plan(3)	247,200	247,200
Acceleration of Unvested Equity Awards(4)	-	-

Benefits(5)
Healthcare Flexible Spending Account	-	-
	$659,200	$659,200

Bret Fausett(1)	Termination	Change in Control
	without Cause (Dollar amounts in U.S. dollars)	(Dollar amounts in U.S. dollars)
Compensation
Base Salary/Severance(2)	$408,333	$408,333
Bonus Plan(3)	245,000	245,000-
Acceleration of Unvested Equity Awards(4)	-	-

Benefits(5)
Healthcare Flexible Spending Account		-
	$653,333	$653,333

Justin Reilly(1)	Termination	Change in Control
	without Cause (Dollar amounts in U.S. dollars)	(Dollar amounts in U.S. dollars)
Compensation
Base Salary/Severance(2)	$841,743	$841,743
Bonus Plan(3)	505,046	505,046
Acceleration of Unvested Equity Awards(4)	-	-

Benefits(5)
Healthcare Flexible Spending Account	730	730
	$1,347,519	1,347,519

David Woroch(1)	Termination	Change in Control
	without Cause (Dollar amounts in U.S. dollars)	(Dollar amounts in U.S. dollars)
Compensation
Base Salary/Severance(2)	$1,822,227	$1,822,227-
Bonus Plan(3)	1,822,227	1,822,227-
Acceleration of Unvested Equity Awards(4)	-	405,964

Benefits(5)
Healthcare Flexible Spending Account	7,850	7,850
	$3,652,304	$4,058,268

(1)	For the purpose of the table we assumed an annual base salary at the executive’s level as of December 31, 2025.
(2)

For Mr. Ivanov, severance compensation is twelve (12) months of base salary if termination occurs prior to the 19-month anniversary of his Effective Date of July 15, 2024, and thereafter six (6) months of base salary plus one (1) week of base salary for each completed year of service subject to a maximum of twenty-four (24) months of base salary. For Mr. Fausett, severance compensation is six (6) months of base salary plus one additional month of base salary for each completed year of service, subject to a maximum of twenty-four (24) months. For Mr. Reilly, severance compensation is twelve (12) months of base salary plus one)1) additional month of base salary for each completed year of service, subject to a maximum of twenty-four (24) months. For Mr. Woroch, severance compensation is payable if termination occurs prior to November 30, 2029 at an amount equal to his remaining base salary through November 30, 2029; in addition to pro-rata target annual incentive bonus payments through November 30, 2029, calculated at 100% of base salary and prorated for partial years; continued vesting of outstanding equity awards through November 30, 2029; and continuation of health and dental benefits until November 30, 2029.

(3)	For the purpose of the table we assumed that the annual incentive bonus target as of December 31, 2025 had been achieved and that no overachievement bonus or special bonuses would be payable.
(4)

For Messrs. Ivanov, Fausett, Reilly and Woroch, their options continue to vest through and until the end of any severance period. Amounts disclosed in this table are equal to the closing market value of our common stock as of December 31, 2025, minus the exercise price, multiplied by the number of unvested shares of our common stock that would vest. The closing market value of our common stock on December 31, 2025 was $22.42.

(5)

Pay for unused vacation, extended health, matching registered retirement savings plan benefit, life insurance and accidental death and dismemberment insurance are standard programs offered to all employees and are therefore not reported.

Employment Agreements—Termination

Employment contracts are currently in place for each of the NEOs other than Mr. Noss. These employment contracts detail the severance payments that will be provided on termination of employment and the consequent obligations of non-competition and non-solicitation.

The following details the cash severance payment that will be paid to each of the named executive officers in the event of termination without cause.

Upon termination without cause, Messrs. Ivanov, Reilly and Fausett are each entitled to a severance payment as set forth in their respective employment agreements. Severance payments can be made in equal monthly installments. Messrs. Ivanov, Reilly and Fausett are each bound by a standard non-competition covenant for a period of twelve months following their termination.

For Mr. Ivanov, severance consists of twelve months of base salary if termination occurs prior to the 18-month anniversary of July 15, 2024, and thereafter six months of base salary plus one week of base salary for each completed year of service, subject to a maximum of twenty-four months of base salary.

For Mr. Reilly, severance costs of twelve months of base salary plus one additional month of base salary for each completed year of service, subject to a maximum of twenty-four months of base salary.

For Mr. Fausett, severance consists of six months of base salary plus one additional month of base salary for each completed year of service, subject to a maximum of twenty-four months of base salary.

Effective November 6, 2025, Mr. Woroch was appointed President and Chief Executive Officer and entered into a new fixed-term employment agreement with an initial term ending November 30, 2029. Under this fixed term employment agreement, upon termination without Cause, Mr. Woroch is entitled to:

●	Base salary through November 30, 2029, payable in accordance with the Company’s normal payroll practices;
●	Continuation of certain health and dental benefits through November 30, 2029;
●	Pro-rata target annual incentive bonus payments through November 30, 2029, calculated at 100% of base salary and prorated for partial years; and
●	Continued vesting of outstanding equity awards through November 30, 2029 in accordance with the terms of the applicable equity compensation plans.

These payments and benefits are subject to applicable withholdings and deductions and constitute Mr. Woroch’s exclusive contractual entitlements upon termination without Cause, subject to statutory entitlements under applicable employment standards legislation.

For purposes of the employment agreements, “cause” is defined to mean the executive’s conviction (or plea of guilty or nolo contendere) for committing an act of fraud, embezzlement, theft or other act constituting a felony or willful failure or an executive’s refusal to perform the duties and responsibilities of his position, which failure or refusal is not cured within 30 days of receiving a written notice thereof from our Board.

Employment Agreements—Change in Control

Under Mr. Woroch's employment agreement, in the event of a Change in Control (as defined in the agreement) and a termination of Mr. Woroch’s employment in connection therewith, Mr. Woroch would be entitled to an enhanced severance package consisting of:

●	Base salary through November 30, 2029;
●	Continuation of certain health and dental benefits through November 30, 2029;
●	Pro-rata target annual incentive bonus payments through November 30, 2029, calculated at 100% of base salary and prorated for partial years; and
●	Full acceleration of all unvested stock options, with all outstanding options remaining exercisable for the remainder of their respective terms.

For purposes of the agreement, a “Change in Control” generally includes: (i) the sale or disposition of all or substantially all of the Company’s assets for cash proceeds; (ii) the acquisition by any person or group of more than 50% of the combined voting power of the Company’s outstanding securities; or (iii) the consummation of a merger or similar transaction resulting in cash proceeds to shareholders, unless the Company’s pre-transaction shareholders continue to hold more than 50% of the voting power of the surviving entity in substantially the same proportions.

The employment agreements of Messrs. Ivanov, Fausett and Reilly do not provide for enhanced cash severance upon a Change in Control, and equity awards under the Company's equity compensation plan accelerate only at the discretion of the Plan Administrator.

All payments are subject to applicable withholdings and deductions.

Separation of Elliot Noss

On November 6, 2025, the Company announced that Elliot Noss stepped down from his position as President and Chief Executive Officer of the Company, effective November 6, 2025 (the “Separation Date”), and from any other positions held with the Company and any of the Company’s subsidiaries. In connection with his departure, the Company and Mr. Noss entered into a mutual separation agreement dated as of November 6, 2025 (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Noss is entitled to receive severance benefits, including: (i) a cash payment of $2,500,000; (ii) accelerated vesting of certain outstanding equity awards which had no intrinsic value as of the Separation Date because the Company's exercise price exceeded the Company's closing stock price on November 6, 2025; (iii) continuation of group health and dental benefits (including executive health benefits) through November 6, 2027 with an estimate aggregate cost of the Company of approximately $25,000; and (iv) reimbursement of legal fees incurred in connection with the Separation Agreement, up to a maximum of $15,000. Receipt of these benefits is conditioned upon Mr. Noss’s execution of a Release and Indemnity Agreement and continued compliance with the post-employment restrictive covenants contained in his employment agreement with the Company dated January 22, 2003 (the “Employment Agreement”), including the confidentiality and non-solicitation provisions therein, except that the Company has waived the requirements of Section 7(a) of the Employment Agreement. For additional information regarding potential payments upon termination of employment, see “Potential Payments Upon Termination or Change in Control” included elsewhere in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

The members of the Governance Committee, which prior to May 21, 2025 was the Corporate Governance, Nominating and Compensation Committee, are Mr. Matheson (Chair), Dr. Matz, and Mr. Uhrenbacher. As of May 21, 2025, the Company formed a separate Compensation Committee whose members are Mr. Uhrenbacher (Chair), Mr. Nienaber, and Mr. Taylor. To ensure that our compensation policies are administered in an objective manner, our prior Corporate Governance, Nominating and Compensation Committee and, as of May 21, 2025, the Compensation Committee are comprised entirely of independent directors. No member of our prior Corporate Governance, Nominating and Compensation Committee and, as of May 21, 2025, the Compensation Committee has ever been an officer or employee of the Company or its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our Board or our prior Corporate Governance, Nominating and Compensation Committee and, as of May 21, 2025, the Compensation Committee.

Pay Versus Performance

The below table and related disclosure is provided in compliance with Item 402(v) of Regulation S-K (the “PvP disclosure rules”), which presents for the previous five fiscal years: (i) the total and average total compensation set forth in the Summary Compensation Table (“SCT”) for the Chief Executive Officer and the named executive officers as a group (excluding the Chief Executive Officer), respectively; (ii) the total and average total “compensation actually paid” (as determined in accordance with the PvP disclosure rules) for the Chief Executive Officer (“Compensation Actually Paid to PEO”) and the named executive officers as a group (excluding the Chief Executive Officer) (“Average Summary Compensation Actually Paid to Non-PEO NEOs”), respectively; (iii) the Company’s cumulative Total Shareholder Return (“Cumulative TSR”) and the cumulative TSR (“Peer Group Cumulative TSR”) of our Item 402(v) peer group (“PvP Peer Group”); (iv) Net Income; and (v) Adjusted EBITDA.

							Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation on Table Total for Mr Woroch(1)	Summary Compensation on Table Total for Mr Noss(1)	Compensation Actually Paid to Mr Woroch(1)(2)	Compensation Actually Paid to Mr Noss(1)(2)	Average Summary Compensation on Table Total for Non- PEO NEOs(3)	Average Summary Compensation Actually Paid to Non- PEO NEOs(2)	Total Shareholder Return	Peer Group Total Shareholder Return(4)	Net Income (In Thousands)	Total Adjusted EBITDA (In Thousands)(5)
(a)	(b)	(c)		(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	$785,251	$3,141,452	$886,830	$3,082,161	$647,128	$606,040	$30	$138	$(75,819)	$50,598
2024	-	975,733		506,637	670,289	561,620	28	158	(109,860)	34,917
2023	-	1,138,720		2,054,067	640,572	999,061	44	119	(96,197)	15,451
2022	-	1,306,202		967,399	1,273,460	1,150,132	55	82	(27,571)	37,590
2021	-	781,236		852,582	518,215	558,488	136	134	3,364	48,821

(1)

The Principal Executive Officer (“PEO”) was Mr. Noss from August 2021 until November 2025. Following Mr. Noss’ departure, Mr. Woroch was appointed PEO. The non-PEO NEOs in fiscal year 2025 consisted of Messrs. Reilly, Fausett and Ivanov. Messrs Reilly and Fausett served as Non-PEO NEOs for all five years. Mr. Ivanov has served as a NEO since August 5, 2024. Mr. Singh served as a NEO for the four years 2021, 2022, 2023 and up to August 2, 2024. Mr. Woroch served as a NEO for four years 2021, 2022, 2023, 2024 and up to October 2025

(2)

Represents Compensation Actually Paid (“CAP”) for our PEO and average CAP for our Non-PEO NEOs as a group, as computed in accordance with the PvP disclosure rules (determined as set forth below). The dollar amounts do not reflect the amounts of compensation ultimately earned or realized by our NEOs during the covered years.

Adjustment to Determine CAP for PEO Mr. Woroch

Summary Compensation Table(a)	2025*
SCT Total for PEO (b)	$785,251
Subtract Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year(c)	(232,598)
Add Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year(d)	266,064
Adjust for Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years(d)	55,177
Adjust for Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year(d)	-
Adjust for Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(d)	12,937
Subtract Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(d)	-
Add Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	-

TOTAL ADJUSTMENTS	101,580

COMPENSATION ACTUALLY PAID	$886,830

*Mr Woroch was appointed as NEO on November 2025

Adjustment to Determine CAP for PEO Mr Noss
Summary Compensation Table(a)	2025	2024	2023	2022	2021
SCT Total for PEO (b)	$3,141,452	$975,733	$1,138,720	$1,306,202	$781,236
Subtract Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year(c)	(42,300)	(141,089)	(273,800)	(561,542)	(125,719)
Add Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year(d)	-	104,431	522,180	525,790	142,214
Adjust for Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years(d)	-	(253,890)	273,810	(197,560)	41,789
Adjust for Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year(d)	39,162	-	281,696	-	-
Adjust for Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(d)	(56,153)	(178,548)	111,462	(105,491)	13,062
Subtract Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(d)	-	-	-	-	-
Add Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	-	-	-	-	-
TOTAL ADJUSTMENTS	(59,291)	(469,096)	915,347	(338,803)	71,346
COMPENSATION ACTUALLY PAID	$3,082,161	$506,637	$2,054,067	$967,399	$852,582

(a) (b)

We have not reported any amounts in our Summary Compensation Table with respect to “Change in Pension and Nonqualified Deferred Compensation” and, accordingly, the adjustments with respect to such items prescribed by the pay-versus-performance rules are not relevant to our analysis and no adjustments have been made.

Due to administrative error, the information in this row has been updated to reflect gross salary for year 2021, 2022 & 2023.

(c)

The amounts reflect the aggregate grant-date fair value reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year, as well as the "Subsidiary Stock Options" column of the Other Compensation table breakdown.

(d)

In accordance with the requirements of Item 402(v) of Regulation S-K, the fair values of unvested and outstanding equity awards to our named executive officers were re-measured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the table above. We approached the determination of fair value in the same way as we historically have determined fair value and fair values as of each measurement date were determined using valuation assumptions and methodologies (including expected term, volatility, and risk-free interest rates) that are generally consistent with those used to estimate fair value at the grant date under U.S. GAAP. See “Stock-based Compensation Expense” in the Notes to Consolidated Financial Statements contained in our 2025 Annual Report for additional details.

Adjustment to Determine CAP for Non-PEO Named Executive Officers as a Group

Summary Compensation Table(a)	2025	2024	2023	2022	2021

Average SCT Total for Non-PEO Named Executive Officers(b)	$647,128	$670,289	$640,572	$1,273,460	$518,215
Subtract Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year(c)	(59,939)	(142,847)	(30,608)	(677,539)	(113,147)
Add Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year(d)	57,759	107,927	39,929	646,564	27,992
Adjust for Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years(d)	27	16,842	133,551	(94,589)	20,622
Adjust for Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year(d)	-	-	3,801	-	-
Adjust for Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(d)	(38,934)	(59,738)	211,817	2,236	4,805
Subtract Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(d)	-	(30,853)	-	-	-
Add Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	-	-	-	-	-
TOTAL ADJUSTMENTS	(41,088)	(108,669)	358,489	(123,328)	40,273
COMPENSATION ACTUALLY PAID	$606,040	$561,620	$999,061	$1,150,132	$558,488

(a)

We have not reported any amounts in our Summary Compensation Table with respect to “Change in Pension and Nonqualified Deferred Compensation” and, accordingly, the adjustments with respect to such items prescribed by the pay-versus-performance rules are not relevant to our analysis and no adjustments have been made.

(b)	Due to administrative error, the information in this row has been updated to reflect gross salary.
(c)

The amounts reflect the aggregate grant-date fair value reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year, as well as the "Subsidiary Stock Options" column of the Other Compensation table breakdown.

(d)

In accordance with the requirements of Item 402(v) of Regulation S-K, the fair values of unvested and outstanding equity awards to our named executive officers were re-measured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the table above. We approached the determination of fair value in the same way as we historically have determined fair value and fair values as of each measurement date were determined using valuation assumptions and methodologies (including expected term, volatility, and risk-free interest rates) that are generally consistent with those used to estimate fair value at the grant date under U.S. GAAP. See “Stock-based Compensation Expense” in the Notes to Consolidated Financial Statements contained in our 2025 Annual Report for additional details.

(3)	Amounts reflected in this column represents the average “Total Compensation” from the SCT and CAP for our Non-PEO NEOs as a group for the covered years.
(4)

The dollar amounts reported in column (g) represent the cumulative peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: RDG Internet Composite Index.

(5)	We identified Adjusted EBITDA as a Company-Selected Measure that represents, in our view, the most important measure used to link CAP to performance. Adjusted EBITDA is a non-GAAP measure.

Financial Performance Measures for Fiscal Year 2025

In 2025, the Company's annual incentive bonuses were structured around balanced scorecards tailored to each business segment, incorporating both financial and non-financial measures aligned with each NEO’s ability to drive long-term profitability and cash generation.

Each business segment is evaluated on key performance indicators tied to driving new growth, alongside specific financial metrics that reflect the economic realities of the business. For Tucows Domains, adjusted free cash flow emphasizes disciplined cost management and the consistent generation of cash from a mature, cash-generative business. At Ting, free cash flow is a critical measure to reinforce accountability for capital efficiency and the transition to sustainable cash generation. For Wavelo, Adjusted EBITDA focuses on operational performance and margin progression as the business scales, providing a clear view of underlying profitability independent of non-cash or non-recurring items. At the consolidated level, bonuses are determined based on a weighted average of business segment performance, reinforcing alignment across the organization and ensuring that management decisions support enterprise-wide value creation.

Narrative to the Pay versus Performance Table

Adjusted EBITDA was the only performance measure used directly in the calculation of compensation paid for Fiscal 2020, Fiscal 2021 and Fiscal 2022. Beginning in Fiscal 2023, the Company replaced Adjusted EBITDA incentive bonus targets with segment targets that are more individually aligned to each NEO's ability to impact Company performance and drive long-term EBITDA growth.

The following graphic depicts the relationship of the CAP received by our PEO and other NEOs in Fiscal 2021, Fiscal 2022, Fiscal 2023, Fiscal 2024 and Fiscal 2025 to the Company’s Cumulative TSR. It also compares the Company’s Cumulative TSR with its Peer Group’s Cumulative TSR.

Relationship between CAP, the Company’s Adjusted EBITDA for FY 2021-2025

The following graph demonstrates the relationship of the amount of compensation actually paid to our PEO and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Noss) with the Company’s Adjusted EBITDA over the five fiscal years presented in the table. It should be noted that Adjusted EBITDA targets used to determine CAP in Fiscal 2023 were lowered to reflect the expected impact of accelerated build of our Ting Fiber Network and scaling up of operations on consolidated Adjusted EBITDA.

Relationship between CAP, the Company’s Net Income (Loss) for FY 2021-2025

The following graph demonstrates the relationship of the amount of compensation actually paid to our PEO and the average amount of compensation actually paid to the Company's NEOs as a group (excluding Mr. Noss) with the Company's Net Income (Loss) over the five fiscal years presented in the table. As illustrated, Net Income (Loss) declined from 2021 through 2024, reflecting the expected impact of accelerated investment in the build-out of our Ting Fiber Network and the scaling up of operations, before showing improvement in fiscal 2025.

PROPOSAL No. 2

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our shareholders with an opportunity to vote, on an advisory, non-binding basis, on the compensation of our NEOs as described in this proxy statement. This proposal, which is commonly referred to as the “say-on-pay” proposal, is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

Our executive compensation program is designed to attract, motivate and retain our executive officers, who are critical to our success. As described in the tables included in the sections above entitled “Executive Compensation - Summary Compensation Table” and “Executive Compensation – Outstanding Equity Awards at Fiscal Year–End” as well as our accompanying narrative disclosure to such tables and in “Executive Compensation – Potential Payments on Termination of Change In Control,” our executive compensation program contains elements of cash and equity-based compensation. Our Board and our Compensation Committee believe that our compensation programs directly and substantially link rewards to measurable corporate performance and are designed to align the interests of our NEOs with those of our shareholders and to reward our NEOs for the achievement of our near-term and longer-term financial and strategic goals. The process for determining compensation packages requires that our Board and our Compensation Committee use judgment and experience to determine the optimal components and amounts of compensation for each NEO.

We strongly encourage our shareholders to review this proxy statement, and in particular the information contained in the “Executive Compensation” section, including the tabular and narrative disclosure, for a more detailed discussion of our compensation philosophy, objectives and programs.

The say-on-pay vote gives you as a shareholder the opportunity to express your views regarding the compensation of our NEOs by voting to approve or not approve such compensation as described in this proxy statement. This vote is advisory and will not be binding upon our Board or our Compensation Committee. However, our Board and our Compensation Committee value the opinion of our shareholders and will take into account the outcome of the vote when considering future executive compensation arrangements. At our annual meeting of stockholders held on September 7, 2023, 92% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the compensation of our NEOs, as described in the proxy statement for the 2023 annual meeting. Accordingly, the Compensation Committee believes that this affirms stockholder support for our executive compensation policies and practices, and no material changes have been made to such policies and practices as a result of our say-on-pay proposal and voting results in September 2023. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our NEOs, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. Unless our Board modifies the current policy providing a triennial advisory vote on executive compensation, the next say-on-pay advisory vote will be held at the Company’s 2029 Annual Meeting of Shareholders. The next advisory vote on the frequency of the say-on-pay vote also will also occur at the Company’s 2029 Annual Meeting of Shareholders.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the following non-binding advisory resolution: RESOLVED, that the compensation paid to the NEOs as disclosed in the Company’s proxy statement for the 2026 Annual Meeting pursuant to Item 402 of SEC Regulation S-K, including the tabular and narrative disclosures and any other related disclosure, is hereby APPROVED on an advisory basis.

AUDIT COMMITTEE REPORT

The purposes of the Audit Committee are described on page 12 of this proxy statement under the caption “Corporate Governance—Committees,” and in the charter of the Audit Committee. In particular, it is the Audit Committee’s duty to review the accounting and financial reporting processes of the Company on behalf of the Board. In fulfilling our responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in our 2025 Annual Report with our management and also with Deloitte LLP ("Deloitte"), our independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls, and has represented to the Audit Committee that such financial statements were prepared in accordance with GAAP. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

In performing its oversight function, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2025 with management and Deloitte, the Company’s independent registered public accounting firm. The Audit Committee also discussed with Deloitte all matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee, with and without management present, reviewed and discussed the results of  Deloitte’s examination of the Company’s financial statements. Furthermore, the Audit Committee discussed with Deloitte their independence from management and the Company and the Audit Committee received written disclosures and the letter from Deloitte required by the applicable PCAOB requirements regarding the independent accountant’s communications with the Audit Committee concerning independence.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, management is required to prepare a report as to its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2025, and Deloitte is required to prepare an attestation report with respect to the effectiveness of the Company’s internal control over financial reporting. The Audit Committee reviewed and discussed with management its report regarding its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2025, and reviewed and discussed with Deloitte its report as to the effectiveness of the Company’s internal control over financial reporting. Management’s report and Deloitte’s report are each included in the 2025 Annual Report.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board that our audited consolidated financial statements be included in our 2025 Annual Report as filed with the SEC.

Audit Committee Members: Allen Taylor, Chair Marlene Carl Jeffrey Tory

PROPOSAL No. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte LLP has served as our independent auditor since May, 2023. The Audit Committee of our Board has appointed Deloitte LLP as the independent registered public accounting firm of the Company and our subsidiaries for the year ending December 31, 2026. The affirmative vote of a majority of the votes cast by all shareholders represented at the Annual Meeting virtually or by proxy, and entitled to vote, is required to ratify the appointment of Deloitte LLP as our independent registered public accounting firm for the year ending December 31, 2025.If the appointment is not ratified at the Annual Meeting, our Board will review its future selection of independent registered public accounting firms. A representative of Deloitte LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions.

Recommendation of the Board of Directors

The Board unanimously recommends a vote FOR ratification of the appointment of Deloitte LLP as our independent registered public accounting firm for the year ending December 31, 2025.

AUDIT FEES AND ALL OTHER FEES

All services provided by Deloitte LLP, our independent registered public accounting firm from January 2, 2025 until December 31, 2025, have been reviewed with the Audit Committee to confirm that the performance of such services was consistent with the regulatory requirements for auditor independence and our pre-approval policy.

A summary of the fees of Deloitte LLP for the year ended December 31, 2025 is set forth below:

	2025 Fees	2024 Fees
Audit Fees(1)	$2,890,423	$1,872,000
Audit related fees(2)	34,863	24,000
Tax Fees(3)	95,780	157,000
All Other Fees(4)	355,000	310,000
Total Fees	$3,376,066	$2,363,000

(1)

Consists of fees and expenses for (a) the annual audits of our consolidated financial statements and the accompanying attestation report regarding our ICFR contained in our Annual Report on Form 10-K, (b) fees for statutory audits required for certain subsidiaries and (c) the review of quarterly financial information included in our Quarterly Reports on Form 10-Q.

(2)	Consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.
(3)	Consists of fees and expenses for tax compliance and advisory services.
(4)	Consists of permitted services other than those included above, in respect of certain transaction-related services.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors.

The Audit Committee has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided to us by our independent auditors. Under this policy, the Audit Committee pre-approves all audit and certain permissible accounting and non-audit services performed by the independent auditors. These permissible services are set forth on an attachment to the policy that is updated at least annually and may include audit services, audit-related services, tax services and other services. For audit services, the independent auditor provides the audit committee with an audit plan including proposed fees in advance of the annual audit. The Audit Committee approves the plan and fees for the audit.

With respect to non-audit and accounting services of our independent auditors that are not pre-approved under the policy, the employee making the request must submit the request to our Chief Financial Officer. The request must include a description of the services, the estimated fee, a statement that the services are not prohibited services under the policy and the reason why the employee is requesting our independent auditors to perform the services. If the aggregate fees for such services are estimated to be less than or equal to $50,000, our Chief Financial Officer will submit the request to the chairperson of the audit committee for consideration and approval, and the engagement may commence upon the approval of the chairperson. The chairperson is required to inform the full Audit Committee of the services at its next meeting. If the aggregate fees for such services are estimated to be greater than $50,000, our Chief Financial Officer will submit the request to the full Audit Committee for consideration and approval, generally at its next meeting or special meeting called for the purpose of approving such services. The engagement may only commence upon the approval of the full Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Review, Approval or Ratification of Transactions with Related Parties

The Audit Committee of the Board is responsible for reviewing and, if appropriate, approving all related party transactions between us and any officer or director that would potentially require disclosure pursuant to the Audit Committee charter. As of the date of this Annual Report on Form 10-K, we expect that any transactions in which related persons have a direct or indirect interest will be presented to the Audit Committee for review and approval. While neither the Audit Committee nor the board have adopted a written policy regarding related party transactions, the Audit Committee makes inquiries to our management and our auditors when reviewing such transactions. Neither we nor the Audit Committee are aware of any transaction that was required to be reported with the SEC where such policies and procedures either did not require review or were not followed. In connection with Mr. Noss's resignation as Chief Executive Officer effective November 6, 2025, Mr. Noss entered into a consulting agreement pursuant to which he will provide consulting services relating to Ting at a monthly fee of $25,000. This arrangement was reviewed and approved by the Audit Committee in accordance with the Company's customary policies and practices.

Director Independence

Our Board has determined that each of Messrs. Nienaber, Matheson, Taylor, Tory, and Uhrenbacher, Dr. Matz, and Ms. Carl are independent directors, as prescribed by the listing standards of the NASDAQ Capital Market. In this Annual Report, each of these seven directors are referred to individually as an “independent director” and collectively as the “independent directors”. In addition, our Board has determined that each member of our Audit Committee satisfies the applicable audit committee independence standards as prescribed by the listing standards of the NASDAQ Capital Market and Rule 10A-3 under the Exchange Act, and that each member of our Corporate Governance, Nomination and Compensation Committee satisfies the applicable compensation committee member independence standards as prescribed by the listing standards of the NASDAQ Capital Market and Rule 10C-1 under the Exchange Act.

OTHER MATTERS TO BE DECIDED AT THE ANNUAL MEETING

All of the matters we knew about as of the time of the mailing of this proxy statement to be brought before the Annual Meeting are described in this proxy statement. If any matters properly come before the Annual Meeting that are not specifically set forth on your proxy and in this proxy statement, the persons appointed to vote the proxies will vote on such matters in accordance with their best judgment.

HOUSEHOLDING OF PROXY MATERIALS

Certain banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and our 2025 Annual Report may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or 2025 Annual Report for other shareholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to our Secretary at the address set forth on the first page of this proxy statement, or via telephone to 866-648-8133, with the control number from your proxy, and we will promptly provide separate copies of the 2025 Annual Report and/or this proxy statement. Shareholders sharing an address who are receiving multiple copies of this proxy statement and/or 2025 Annual Report and who wish to receive a single copy of these materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

ADDITIONAL INFORMATION

Shareholder Proposals for the 2027 Annual Meeting

If you would like to submit a proposal for inclusion in the proxy materials for our annual meeting of shareholders in 2027 you may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, shareholder proposals must be received by the Secretary at Tucows Inc., 96 Mowat Avenue, Toronto, Ontario M6K 3M1, Canada, at any time before December 11, 2026, and must comply in all material respects with all applicable rules and regulations of the SEC.

If you would like to bring business before the 2027 annual meeting outside of Rule 14a-8, or to nominate candidates for election as directors at the 2027 annual meeting, but do not want to include the proposal in our proxy statement, you will have to comply with the advance notice procedures set forth in the Bylaws. The Bylaws require that a shareholder submit a written notice of intent to present such a proposal to our Secretary no more than 90 days and no less than 60 days prior to the anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal for the 2027 annual meeting no earlier than January 22, 2027 and no later than February 21, 2027. The notice must also meet other requirements set forth in the Bylaws.

In order for stockholders to give timely notice of nominations for directors for inclusion on a universal proxy card in connection with the 2027 annual meeting, notice must be submitted by the same deadline as disclosed above under the advance notice provisions of our Bylaws and must include the information in the notice required by our Bylaws and by Rule 14a-19(b)(2) and Rule 14a-19(b)(3) under the Exchange Act.

Cost of Proxy Solicitation

We will pay the expenses of the preparation of the proxy materials and the solicitation by our Board of your proxy. We will make solicitations primarily by mail or by facsimile and our directors, officers and employees may solicit proxies personally or by phone, but will not be specifically compensated for such services. We will ask brokerage houses and other nominees, custodians and fiduciaries to forward proxy soliciting material and our 2025 Annual Report to the beneficial owners of record of the shares of our common stock held by them, and we will reimburse these record holders for their reasonable out-of-pocket expenses incurred in doing so.

Annual Report on Form 10-K

A copy of our 2025 Annual Report as filed with the SEC, except for exhibits, will be furnished without charge to any shareholder upon written or oral request to Tucows Inc., 96 Mowat Ave, Toronto, Ontario M6K 3M1, Attention: Secretary, or by Telephone at 866-648-8133, with the control number from your proxy.

By Order of the Board of Directors,

Ivan Ivanov
Chief Financial Officer, Secretary and Treasurer

tucows

P.O. BOX 8016, CARY, NC 27512-9903

Your vote matters!

Meeting Materials: Notice of Meeting and Proxy Statement & Annual Report on Form 10-K

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting To Be Held On June 2, 2026 For Stockholders of record as of April 6, 2026

Tucows Inc.
Annual Meeting of Stockholders

Tuesday, June 2, 2026 1:00 PM, Eastern Time

Annual Meeting to be held live via the internet - please visit www.tucowsproxymaterials.com for more details.

You must register to attend the meeting online and/or participate at www.tucowsproxymaterials.com

For a convenient way to view proxy materials, VOTE, and obtain directions to attend the meeting go to www.tucowsproxymaterials.com

To vote your proxy while visiting this site, you will need the 12 digit control number in the box below.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. This is not a ballot. You cannot use this notice to vote your shares. We encourage you to access and review all of the important information contained in the proxy materials before voting.

Under United States Securities and Exchange Commission rules, proxy materials do not have to be delivered in paper. Proxy materials can be distributed by making them available on the internet.

If you want to receive a paper or e-mail copy of the proxy material, you must request one. There is no charge to you for requesting a copy. In order to receive a paper package in time for this year's meeting, you must make this request on or before May 22, 2026.

To order paper materials, use one of the following methods.

Internet:
www.investorelections.com/TCX

Call:
1-866-648-8133

Email:
paper@investorelections.com

* If requesting material by e-mail, please send a blank e-mail with the 12 digit control number (located below) in the subject line. No other requests, instructions OR other inquiries should be included with your e-mail requesting material.

Your control number

Have the 12 digit control number located in the box above available when you access the website and follow the instructions.

SEE REVERSE FOR FULL AGENDA

Copyright © 2026 BetaNXT, Inc. or its affiliates. All Rights Reserved

Tucows Inc. Annual Meeting of Stockholders

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 3

	PROPOSAL
1.	To elect directors to serve until the next Annual Meeting of Shareholders or until their successors have been duly elected and qualified:
	1.01 Marlene Carl
	1.02 Lee Matheson
	1.03 Sandra Matz
	1.04 Laurenz Malte Nienaber
	1.05 Allen Taylor
	1.06 Jeffrey Tory
	1.07 Stephen Uhrenbacher
	1.08 David Woroch
2.	To approve on a non-binding basis, the Executive compensation for the Named Executive Officers.
3.	To ratify the selection of the independent accounting firm for the fiscal year ending December 31, 2026.

tucows

P.O. BOX 8016, CARY, NC 27512-9903

Your vote matters!

Have your ballot ready and please use one of the methods below for **easy voting:**

Your control number

Have the 12 digit control number located in the box above available when you access the website and follow the instructions.

Tucows Inc.

Annual Meeting of Stockholders

For Stockholders of record as of April 6, 2026

Tuesday, June 2, 2026 1:00 PM, Eastern Time

Annual Meeting to be held live via the internet - please visit www.tucowsproxymaterials.com for more details.

YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 1:00 PM, Eastern Time, June 2, 2026.

Internet:
www.proxypush.com/TCX
- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

Phone:
1-866-868-2598
- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

Mail:
- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

Virtual:
You must register to attend the meeting online and/or participate at www.tucowsproxymaterials.com

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints David Woroch and Ivan Ivanov (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Tucows Inc., which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2026 BetaNXT, Inc. or its affiliates. All Rights Reserved tucows

Tucows Inc. Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 3

PROPOSAL		YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	To elect directors to serve until the next Annual Meeting of Shareholders or until their successors have been duly elected and qualified:	FOR	WITHHOLD		
	1.01 Marlene Carl	☐	☐		FOR
	1.02 Lee Matheson	☐	☐		FOR
	1.03 Sandra Matz	☐	☐		FOR
	1.04 Laurenz Malte Nienaber	☐	☐		FOR
	1.05 Allen Taylor	☐	☐		FOR
	1.06 Jeffrey Tory	☐	☐		FOR
	1.07 Stephen Uhrenbacher	☐	☐		FOR
	1.08 David Woroch	☐	☐		FOR
		FOR	AGAINST	ABSTAIN	
2.	To approve on a non-binding basis, the Executive compensation for the Named Executive Officers.	☐	☐	☐	FOR
3.	To ratify the selection of the independent accounting firm for the fiscal year ending December 31, 2026.	☐	☐	☐	FOR

You must register to attend the meeting online and/or participate at www.tucowsproxymaterials.com

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date